Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

June 22, 2023,

among

ON SEMICONDUCTOR CORPORATION,

as the Borrower,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BANK OF AMERICA, N.A., BARCLAYS BANK PLC, BMO CAPITAL MARKETS, CORP., BNP PARIBAS SECURITIES CORP., CITIBANK, N.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DEUTSCHE BANK SECURITIES, INC., GOLDMAN SACHS BANK USA, HSBC SECURITIES (USA) N.A., MORGAN STANLEY SENIOR FUNDING, INC., MUFG BANK, LTD, PNC BANK, NATIONAL ASSOCIATION and SUMITOMO MITSUI BANKING CORPORATION,

as Joint Bookrunners and Joint Lead Arrangers

and

BMO CAPITAL MARKETS,

as Sustainability Structuring Agent

TABLE OF CONTENTS

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SCHEDULES:

Schedule 2.01	–	Commitments / Specified LC Exposure Sublimits
Schedule 5.11	–	Post-Closing Obligations
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	[Reserved]
Exhibit C	–	Form of Revolving Note
Exhibit D	–	Form of Security Agreement
Exhibit E	–	Form of Borrowing Request
Exhibit F	–	Form of Intercompany Note
Exhibit G	–	Form of Compliance Certificate
Exhibit H	–	Form of Guarantee Agreement
Exhibit I-1	–	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2	–	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

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CREDIT AGREEMENT (this “Agreement”) dated as of June 22, 2023, among ON SEMICONDUCTOR CORPORATION, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower intends to refinance in full the Credit Agreement, dated as of April 15, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”) among the Borrower, the several banks and other financial institutions or entities party thereto and Deutsche Bank AG, New York Branch as administrative agent.

In connection therewith, the Borrower has requested that the Lenders provide a revolving credit facility. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2023 Convertible Notes” means the 1.625% convertible notes issued pursuant to the 2023 Convertible Notes Indenture.

“2023 Convertible Notes Indenture” means the Indenture, dated as of March 31, 2017 among the Borrower, the guarantors thereto and Wells Fargo Bank, National Association, as trustee.

“2027 Convertible Notes” means the 0.00% convertible notes issued pursuant to the 2027 Convertible Notes Indenture.

“2027 Convertible Notes Indenture” means the Indenture, dated as of May 10, 2021 among the Borrower, the guarantors thereto and Wells Fargo Bank, National Association, as trustee.

“2028 Senior Notes” means the 3.875% senior notes issued pursuant to the 2028 Senior Notes Indenture.

“2028 Senior Notes Indenture” means the indenture, dated August 21, 2020, among the Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“2029 Convertible Notes” means the 0.50% convertible notes issued pursuant to the 2029 Convertible Notes Indenture.

“2029 Convertible Notes Indenture” means the indenture for the 0.50% convertible senior notes due 2029, dated February 28, 2023, among the Borrower, the guarantors party thereto and Computershare Trust Company, National Association, as trustee.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Act” has the meaning assigned in Section 9.13.

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for any Incremental Term Loans, Increased Commitments, Replacement Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Incremental Term Loans, Increased Commitments, Replacement Term Loans or Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, plus (b) 0.10% and (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10%; provided that if the Adjusted Daily Simple RFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided that if Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the administrative agency fee letter, dated as of May 25, 2023, between the Borrower and the Administrative Agent.

“Agent-Related Person” has the meaning provided in Section 9.03(d).

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” has the meaning assigned in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1.00% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternate Base Rate Loans” means a Loan that bears interest at a rate determined by reference to the Alternate Base Rate.

“Alternative Currency” means Sterling, Euros, Japanese Yen and any additional currencies determined after the Closing Date by mutual agreement of the Borrower, Lenders, Issuing Banks and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the total amount of the Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Commitments hereunder.

“Ancillary Document” has the meaning provided in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended and the UK Bribery Act.

“Applicable Percentage” means, with respect to any Lender and as applicable, with respect to Revolving Loans or LC Exposure of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment of such Class and the denominator of which is the aggregate Revolving Commitment of such Class of all Revolving Lenders of such Class (and if the Revolving Commitments of such Class have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the aggregate Revolving Credit Exposures of such Class at that time).

“Applicable Period” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Applicable Rate” means

(a) (i) 1.25% in the case of Term Benchmark Loans, (ii) 1.25% in the case of RFR Loans, (ii) 0.25% in the case of Alternate Base Rate Revolving Loans, and (iv) 0.20% in the case of commitment fees; provided that, the Applicable Rate with respect to Revolving Loans (including commitment fees) shall be subject to adjustment following each date of delivery of financial statements of the Borrower pursuant to Section 5.01(a) or (b) (“Financials”) of this Agreement, based on the Total Net Leverage Ratio as of the end of the period covered by such financial statements, as follows:

Level	Total Net Leverage Ratio:	Term Benchmark Revolving Loans	RFR Revolving Loans	Alternate Base Rate Revolving Loans	Commitment Fee

1	Greater than 2.25 to 1.00	1.75%	1.75%	0.75%	0.30%

2	Less than or equal to 2.25 to 1.00 but greater than 1.75 to 1.00	1.50%	1.50%	0.50%	0.25%

3	Less than or equal to 1.75 to 1.00	1.25%	1.25%	0.25%	0.20%

Any increase or decrease in the Applicable Rates for Revolving Loans (including commitment fees) resulting from a change in the Total Net Leverage Ratio shall become effective as of the third Business Day immediately following the date of delivery of the Financials; provided that Level 1 pricing shall apply at the option of the Administrative Agent or at the request of the Required Lenders as of the first Business Day after the date on which such Financials were required to have been delivered but have not been delivered pursuant to Section 5.01(a) or (b) and shall continue to so apply to and including the date on which such Financials are so delivered (and thereafter the Level otherwise determined in accordance with this definition shall apply).

In the event that any Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for Revolving Loans (including commitment fees) for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Financials for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Level for such higher Applicable Rate were applicable for such Applicable Period, and (iii) the Borrower shall within three Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest and commitment fees for Revolving Loans owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to any Event of Default.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning assigned to such term in the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, BMO Capital Markets, Corp., BNP Paribas Securities Corp. Citibank, N.A., Credit Agricole Corporate and Investment Bank, Deutsche Bank Securities, Inc., Goldman Sachs Bank USA, HSBC Securities (USA) N.A., Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., PNC Bank, National Association and Sumitomo Mitsui Banking Corporation.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and received by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.04(b)(iii).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments in accordance with the provisions of this Agreement.

“Available Amount” means, at any time (the “Reference Period”), an amount equal to:

(a) $250,000,000, plus

(b)        the sum, without duplication, of:

(i)        an amount equal to 50% of the cumulative amount of Consolidated Net Income for the period commencing on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the most recent fiscal quarter of the Borrower completed prior to the Reference Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement, plus

(ii)        the aggregate cash and Cash Equivalents received after the Closing Date and at or prior to the Reference Period by the Borrower either (1) as capital contributions (other than from any of its Restricted Subsidiaries) or (2) from the issuance or sale (other than to any of its Restricted Subsidiaries) of Qualified Equity Interests (other than Designated Preferred Stock); provided that if the amount added back pursuant to this clause (b)(ii) would be less than the $0, such rate shall be deemed to be equal to $0 for the purposes of this Agreement, plus

(iii)        the aggregate net cash proceeds received after the Closing Date and at or prior to the Reference Period by the Borrower (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Equity Interests (other than Designated Preferred Stock) (and excluding the net cash proceeds from the exercise of any options, warrants or rights to purchase Qualified Equity Interest financed, directly or indirectly, using funds borrowed from the Borrower or any Restricted Subsidiary until and only to the extent such borrowing is repaid), plus

(iv)        the aggregate amount of Indebtedness or Disqualified Equity Interests of the Borrower or its Restricted Subsidiaries that has been converted into or exchanged for Qualified Equity Interests plus, to the extent such Indebtedness or Disqualified Equity Interests were issued after the Closing Date, the aggregate cash proceeds received by the Borrower from their original issuance (other than from any of its Restricted Subsidiaries) (and excluding the cash proceeds from the conversion or exchange of Disqualified Equity Interests financed, directly or indirectly, using funds borrowed from the Borrower or any Restricted Subsidiary until and only to the extent such borrowing is repaid), plus

(v)        100% of the aggregate amount received in cash and Cash Equivalents by means of (i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Investments made pursuant to Section 6.05(a) of this Agreement by the Borrower or its Restricted Subsidiaries and repurchases and redemptions of such Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances which constitute such Investments made pursuant to Section 6.05(a) of this Agreement by the Borrower or its Restricted Subsidiaries, plus

(vi)        in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation, consolidation or division of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the lesser of (x) the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Borrower, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or division or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred) and (y) the amount of Investments made in such Unrestricted Subsidiary in reliance on the Available Amount, minus

(c)        the sum, without duplication, of:

(i)        the aggregate amount of Restricted Payments made pursuant to Section 6.04(a) of this Agreement prior to the Reference Period; plus

(ii)        the aggregate amount of Investments made in reliance on Section 6.05(a) of this Agreement prior to the Reference Period; plus

(iii)        the aggregate amount of prepayments of Junior Financing made in reliance on Section 6.04(r)(B) of this Agreement prior to the Reference Period.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark for such Agreed Currency then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” means the alternative set forth in (2) below:

(1)        in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR; or

(2)        the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark applicable thereto, with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement applicable thereto, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “RFR Business Day”, the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1)        in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)        in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2), respectively, with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means with respect to any Benchmark, the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)        a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such component thereof or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)        a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” means ON Semiconductor Corporation, a Delaware corporation.

“Borrower Materials” has the meaning assigned in Section 9.01(c).

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (b) Incremental Term Loans of a single Class made on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries but excluding (a) expenditures made in cash to fund the purchase price for assets acquired in Permitted Acquisitions or incurred by the Person acquired in the Permitted Acquisition prior to (but not in anticipation of) the closing of such Permitted Acquisition, (b) expenditures made with cash proceeds from any issuances of Equity Interests of the Borrower or any Restricted Subsidiary or contributions of capital made to the Borrower, (c) expenditures in respect of normal replacements and maintenance that are properly charged to current operations and (d) expenditures made as a tenant as leasehold improvements during such period to the extent reimbursed by the relevant landlord during such period.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Revolving Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Revolving Lenders). Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan Chase Bank, N.A.

“Cash Equivalents” means

(1)        any evidence of Indebtedness issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof and having a maturity of 24 months or less from the date of acquisition;

(2)        time deposits, certificates of deposit, and bank notes of any financial institution that (i) is a Lender or (ii) is a member of the Federal Reserve System (or organized in any foreign country recognized by the United States) and whose senior unsecured debt is rated at least A-2, P-2, or F-2, short-term, or A or A2, long-term, by Moody’s, S&P or Fitch (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”). Issues with only one short-term credit rating must have a minimum credit rating of A- 1, P-1 or F 1;

(3)        commercial paper, including asset-backed commercial paper, and floating or fixed rate notes issued by an Approved Bank or a corporation or special purpose vehicle (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (or any foreign country recognized by the United States) rated at least A-2 by S&P and at least P-2 by Moody’s and having a maturity of not more than 12 months from the date of acquisition;

(4)        asset-backed securities rated AAA by Moody’s, S&P, or Fitch, with weighted average lives of 12 months or less (measured to the next maturity date);

(5)        repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States maturing within 365 days from the date of acquisition;

(6)        readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, and in each such case with a “stable” or better outlook, with maturities of 24 months or less from the date of acquisition;

(7)        Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated “AAA” (or the equivalent thereof) or better by S&P or “Aaa3” (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)        money market funds which invest substantially all of their assets in assets described in the preceding clauses (1) through (7);

(9)        securities issued by any foreign government or any political subdivision of any foreign government or any public instrumentality thereof having maturities of not more than six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest credit ratings obtainable from S&P or from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing such ratings generally; and

(10)        instruments equivalent to those referred to in clauses (1) through (9) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Management Bank” means any Person that is (i) the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender or (ii) an Outside LC Facility Issuer, in each case, at the time the Borrower or any Restricted Subsidiary (or, in the case of any Outside LC Facility, the Borrower or any Permitted LC Non-Borrower Obligor) initially incurred any Cash Management Obligation to such Person (or on the Closing Date, in the case of Cash Management Obligations existing on the Closing Date).

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary (or, in the case of any Outside LC Facility, by the Borrower or any Permitted LC Non-Borrower Obligor) to any Cash Management Bank in respect of treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, corporate credit card and other card services (including commercial (or purchasing) card programs), automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) and any Outside LC Facility provided to the Borrower or any Permitted LC Non-Borrower Obligor).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any tangible Property.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, and (c) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period, and (c) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Closing Date), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person that is not a Loan Party or (c) a “change in control”, fundamental change or any comparable term under, and as defined in, the 2028 Senior Notes Indenture, any Convertible Notes Document or any agreement governing Material Indebtedness (other than any Material Indebtedness of any Acquired Entity or Business discharged in full in connection with the consummation of the acquisition of such entity or business), shall have occurred.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class” when used in reference to any (x) Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Term Loans of any other series, and (y) when used with respect to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment of any series.

“Closing Date” means June 22, 2023.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or any equivalent term) as defined in any Collateral Document and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, each security agreement, Intellectual Property security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to Section 5.09 and each of the other agreements, instruments or documents executed by any Loan Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Reinstatement Date” has the meaning assigned to it in Section 5.09(f).

“Collateral Suspension Period” means any Business Day after the Investment Grade Rating Trigger Date until the subsequent Collateral Reinstatement Date.

“Commitment” means a Revolving Commitment, Extended Revolving Commitment or Incremental Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, an amount equal to Consolidated Net Income for such period plus without duplication and to the extent deducted in determining such Consolidated Net Income (or loss), the sum of:

(i)        Consolidated Interest Expense,

(ii)        consolidated income tax expense for such period,

(iii)        all amounts attributable to depreciation and amortization expense,

(iv)        non-recurring or unusual expenses or losses and any restructuring charges, integration costs, severance expenses, system conversion costs and rebranding costs,

(v)        noncash expenses during such period resulting from the grant of stock options and restricted stock, restricted stock units or other awards to management, directors, consultants or employees of the Borrower or any of its Restricted Subsidiaries,

(vi)        any non-recurring fees, expenses or premiums related to the redemption, repayment or repurchase of any securities of the Borrower,

(vii)        (A) cash restructuring expenses to the extent expensed, including all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees in connection therewith, including cash severance payments and (B) the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Borrower in good faith to be realized as a result of the Transactions or any Significant Transaction after the Closing Date (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable and quantifiable in the good faith judgment of the Borrower, (y) such actions are to be taken within 18 months after the consummation of the Significant Transaction, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies and (z) and no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii)(B) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period (with the total add-back pursuant to this clause (vii)(B) to be limited to 25% of Consolidated EBITDA in any period of four consecutive fiscal quarters of the Borrower (determined after giving effect to any add-backs pursuant to this clause (vii)(B)),

(viii)        all other noncash expenses or losses of the Borrower or any of its Restricted Subsidiaries for such period (excluding any such expense or loss that constitutes an accrual of or a reserve for cash payments to be made in any future period,

(ix)        any non-recurring fees, expenses or charges recognized by the Borrower or any of its Restricted Subsidiaries for such period related to any offering of capital stock, incurrence of Indebtedness (including, for the avoidance of doubt, the Transactions) or Permitted Acquisition,

(x)         all losses during such period attributable to any sale or disposition of assets (other than in the ordinary course of business), and minus without duplication and to the extent included in determining such Consolidated Net Income, the sum of:

(i)        non-recurring or unusual gains for such period,

(ii)        all noncash items increasing Consolidated Net Income for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

(iii)        all gains during such period attributable to any sale or disposition of assets (other than in the ordinary course of business).

“Consolidated Interest Expense” means for any period, the interest expense (including without limitation interest expense under Finance Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from such net income or loss, without duplication:

(a)         the income of any Person (other than a consolidated Restricted Subsidiary) in which any other Person (other than the Borrower or any consolidated Restricted Subsidiary or any director holding qualifying shares in compliance with applicable law) owns Equity Interests, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of the consolidated Restricted Subsidiaries by such Person during such period,

(b)         the income or loss of any Person accrued prior to the date on which it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any consolidated Restricted Subsidiary or the date on which such Person’s assets are acquired by the Borrower or any consolidated Restricted Subsidiary, and

(c)        solely for the purpose of determining the Available Amount, the net income (or loss) of any Restricted Subsidiary of the Borrower that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or requirement of Law applicable to such Restricted Subsidiary, except to the extent that any such income is actually received in cash (or in kind and converted to cash) by the Borrower or a Restricted Subsidiary that is a Guarantor.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate Indebtedness of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time (excluding Cash Management Obligations, card obligations and similar cash management arrangements, any intercompany Indebtedness, undrawn amounts under letters of credit or bank guarantees, and drawn amounts under letters of credit or bank guarantees to the extent unreimbursed within two Business Days after such amount is drawn) plus (ii) the principal amount of any obligations of any Person (other than the Borrower or any Restricted Subsidiary) of the type described in the foregoing clause (i) that are Guaranteed by the Borrower or any Restricted Subsidiary (whether or not reflected on a consolidated balance sheet of the Borrower).

“Consolidated Total Tangible Assets” means as of the date of any time of determination thereof, the aggregate amount of all assets (as reflected on a consolidated balance sheet of Borrower and its Restricted Subsidiaries) after deducting therefrom all goodwill, Intellectual Property, unamortized debt discount and expenses and capitalized research and development costs (to the extent included in said aggregate amount of assets) and other like intangibles, as set forth on the most recent consolidated balance sheet of Borrower and its Restricted Subsidiaries and calculated on a consolidated basis in accordance with GAAP (excluding any portion thereof attributable to Investments in Unrestricted Subsidiaries and other non-Subsidiary Investments), with such pro forma adjustments as are appropriate.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Convertible Notes” means collectively, the 2023 Convertible Notes, the 2027 Convertible Notes, the 2029 Convertible Notes and any Permitted Convertible Notes issued pursuant to the Convertible Notes Indentures.

“Convertible Notes Documents” means collectively, the Convertible Notes Indentures, the Convertible Notes and all other documents executed and delivered with respect to the Convertible Notes or Convertible Notes Indentures.

“Convertible Notes Indentures” means collectively, the 2023 Convertible Notes Indenture, the 2027 Convertible Notes Indenture, the 2029 Convertible Notes Indenture and any indenture entered into to issue Permitted Convertible Notes.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Convertible Debt Security” means any debt security the terms of which provide for the conversion or exchange thereof into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination of thereof.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:

(i)        a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)        a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)        a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.17.

“Credit Event” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) the aggregate amount of its Incremental Term Loans outstanding (if any) at such time.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, and (ii) Dollars, Daily Simple SOFR.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.10(d).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of any Class of Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.07 that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or conversion of or collection on such Designated Non-Cash Consideration.

“Designated IP Assets” has the meaning assigned to such term in Schedule 1.01(a) to the Disclosure Letter.

“Designated Preferred Stock” means Preferred Stock (other than Disqualified Equity Interests) of the Borrower that is issued for cash (other than to a Restricted Subsidiary of the Borrower) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or prior to the issue date thereof.

“Disclosure Letter” means the disclosure letter and schedules attached thereto, dated as of the Closing Date, as amended or supplemented from time to time to the extent expressly required by the terms of this Agreement, delivered by the Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (including any disposition effected pursuant to a division) thereof which yields aggregate net cash proceeds to the Borrower or any of its Restricted Subsidiaries in excess of the greater of (x) $50,000,000 and (y) 1.50% of Consolidated EBITDA for the prior four (4) consecutive fiscal quarter period of the Borrower in any individual transaction, and the terms “Dispose” and “Disposed of” have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration, cancellation, termination or cash collateralization of any Letters of Credit in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date.

“Disqualified Lenders” means (i) those Persons identified by the Borrower to the Administrative Agent in writing prior to June 22, 2023 (if any), (ii) those Persons who are bona fide competitors of the Borrower identified by the Borrower to the Administrative Agent from time to time as provided below and (iii) any Affiliate of any Person described in clause (i) or competitor described in clause (ii) that is identified by the Borrower to the Administrative Agent in writing from time to time or that is reasonably identifiable solely by virtue of its name as an Affiliate of such Person, other than an Affiliate of a Person described in clause (ii) that is a Bona Fide Debt Fund; provided that no updates to the list of Disqualified Lenders shall be deemed to retroactively disqualify any parties that have previously validly acquired an assignment or participation in respect of the Loans or that is party to a pending trade from continuing to hold or vote such previously acquired assignments and participations or completing such trade, as applicable, on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (ii) or (iii) above shall be sent by the Borrower to the Administrative Agent by email to JPMDQ_Contact@jpmorgan.com and such supplement shall take effect three Business Days after such notice is received by the Administrative Agent.

“Dollars” or “$” refers to lawful money of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Domestic Subsidiary” means a Restricted Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, with respect to any Indebtedness, as of any date of determination, the effective yield on such Indebtedness as determined by the Borrower and the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors (subject to the proviso below) and all upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Indebtedness and (y) four years) payable by the Borrower generally to lenders providing such Indebtedness, but excluding (i) any arrangement, structuring, commitment, underwriting or other similar fees payable to any arranger (or affiliate thereof) in connection with the commitment or syndication of such Indebtedness and (ii) customary consent fees for an amendment paid generally to consenting lenders; provided, however, that (A) to the extent the Adjusted Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definitions thereof) is less than any floor applicable to the Indebtedness in respect of which the Effective Yield is being calculated on the date on which the Effective Yield is determined, the amount of the resulting difference will be deemed added to the interest rate margin applicable to the relevant Indebtedness for purposes of calculating the Effective Yield and (B) to the extent that the Adjusted Term SOFR Rate (for an Interest Period of three months) or Alternate Base Rate (without giving effect to any floor specified in the definitions thereof) is greater than any applicable floor on the date on which the Effective Yield is determined, the applicable floor will be disregarded in calculating the Effective Yield.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(v), (vi), (vii) and (viii) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or written notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the release or threatened release of any hazardous or toxic material or, as it relates to exposure to hazardous or toxic materials, health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. Notwithstanding the foregoing, Convertible Debt Securities shall not constitute Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is (i) treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code or (ii) under common control, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A or 4042 of ERISA), (i) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA or (j) the imposition of a lien or security interest in favor of the PBGC or any Plan on any assets of the Borrower or any Subsidiary under Section 430(k) of the Code or under Section 4068 of ERISA.

“ESG Amendment” has the meaning assigned to such term in Section 2.21(a).

“ESG Pricing Provisions” has the meaning assigned to such term in Section 2.21(b).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 5.15 of the Guarantee Agreement and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Taxes imposed on (or measured by) net income (however denominated), franchise or similar Taxes and branch profits Taxes, in each case (i) imposed on it by any jurisdiction as a result of such recipient being organized or having its principal office located in or, in the case of any Lender, having its applicable lending office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Tax imposed with respect to any amounts payable to such Lender pursuant to a Law in effect at the time such Lender acquires such interest in this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.16) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of such new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.14, (c) any Taxes that are attributable to a Lender’s failure to comply with Section 2.14(e) and (d) any axes imposed under FATCA.

“Existing Collateral Agent” has the meaning set forth in Section 4.01(m) hereof.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement that are listed on Schedule 1.01(b) to the Disclosure Letter.

“Extended Revolving Commitments” means revolving credit commitments established pursuant to Section 2.18 that are substantially identical to the Revolving Commitments of another Class except that such Revolving Commitments may have a later maturity date and different provisions with respect to interest rates and fees (including any extension fees) than those applicable to the Revolving Commitments of such Class.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws, regulations or official administrative practices) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financials” has the meaning assigned to such term in the definition of “Applicable Rate.”

“Finance Lease” means any lease of Property classified as a “finance lease” under GAAP, but excluding, for the avoidance of doubt, any Operating Leases or any other non-finance lease.

“Finance Lease Obligations” means, in respect of any Person, the amount of the obligations of such Person under Finance Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“First Lien Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness less, (i) in each case to the extent constituting Consolidated Total Indebtedness, (x) unsecured Indebtedness of the Borrower and its Restricted Subsidiaries and (y) Indebtedness of the Borrower and its Restricted Subsidiaries that is secured by a Lien that is junior to the Lien securing the Obligations and (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date.

“First Lien Intercreditor Agreement” means an intercreditor agreement, in a form that is reasonably acceptable to the Administrative Agent and the Borrower, by and between the Administrative Agent and the collateral agent for one or more classes of Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a) and (d) or Term Loan Refinancing Debt that, in each case, are intended to be secured by Liens ranking pari passu with the Liens securing the Obligations.

“First Lien Net Leverage Ratio” means, as of any date, the ratio of (a) First Lien Indebtedness as of such date to (b) Consolidated EBITDA determined for the Test Period as of such date.

“Fitch” means Fitch Ratings Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate, the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, the Japanese Prime Rate, the Central Bank Rate and the Adjusted Daily Simple SOFR shall be 0.00%.

“Foreign Holding Company” means any Domestic Subsidiary that has no material assets other than Equity Interests issued by Foreign Subsidiaries of the Borrower that are CFCs.

“Foreign Lender” means any Lender or Issuing Bank that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or, in each case, any political subdivision thereof, whether state, local, provincial or otherwise and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means the Guarantee Agreement executed by the Loan Parties and the Administrative Agent on the Closing Date, substantially in the form of Exhibit H, together with each guarantee agreement supplement executed and delivered pursuant to Section 5.09.

“Guarantor” means (a) each Subsidiary that is party to the Guarantee Agreement on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 5.09 or otherwise, in each case unless any such Subsidiary has been released from its Guarantee of the Obligations in accordance with the applicable provisions of the Loan Documents.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature that in relevant form and concentration are regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 5.0% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement and did not have consolidated total tangible assets in excess of 5.0% of Consolidated Total Tangible Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that (i) all such Subsidiaries designated as “Immaterial Subsidiaries” taken together shall not have revenues for any fiscal year of the Borrower or total assets as of the last day of any fiscal year in an amount that is equal to or greater than 10.0% of the consolidated revenues or total tangible assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal year, as the case may be, and (ii) to the extent such limitation would be exceeded, the Borrower shall designate Restricted Subsidiaries to the Administrative Agent to no longer be designated as Immaterial Subsidiaries so that such limitation would not be exceeded. Notwithstanding anything to the contrary contained herein, in no event shall any Restricted Subsidiary that owns, or holds an exclusive license in, Designated IP Assets be designated as an Immaterial Subsidiary.

“Increased Commitments” has the meaning assigned to such term in Section 2.17(a).

“Increase Period” has the meaning assigned to such term in Section 6.01.

“Increasing Lender” has the meaning assigned to such term in Section 2.17(a).

“Incremental Equivalent Indebtedness” means Indebtedness consisting of (a) loans that are unsecured or secured by Liens ranking junior to the Liens securing the Obligations or (b) debt securities that are unsecured or secured by Liens ranking pari passu or junior to the Liens securing the Obligations, in each case issued or Guaranteed by the Loan Parties (or any of them); provided that (i) except with respect to an amount no greater than the Maturity Carveout Amount, such Indebtedness does not have a final maturity that is prior to the Revolving Credit Maturity Date or the then-latest maturity date of any Class of Incremental Term Loans outstanding pursuant to any Ad ditional Credit Extension Amendment entered into after the Closing Date that has previously become effective, (ii) such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries except for Liens on the Collateral permitted by Section 6.03(b)(w), (iii) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties, (iv) on the date of incurrence of such Indebtedness the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all undrawn commitments established in connection therewith are fully drawn), with the covenant contained in Section 6.01 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement prior to such time, (v) with respect to debt securities that are secured by Liens ranking pari passu with the Liens securing the Obligations, at the time such Indebtedness is to be incurred, the aggregate principal amount thereof shall not exceed the maximum principal amount permitted pursuant to Section 2.17 (assuming for this purpose that undrawn commitments established in connection therewith are fully drawn) and (vi) the other terms and conditions relating to such debt securities or loans (other than interest rates, rate floors, call protection, discounts, fees, premiums and optional prepayment or redemption provisions) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); provided, further, that the requirements of clauses (i) and (vi) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (i) and (vi) of the preceding proviso.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.17(a).

“Incremental Term Loan Commitment” means the Commitment of any Lender to make an Incremental Term Loan.

“Indebtedness” of any Person means, without duplication:

(a)         all obligations of such Person for borrowed money,

(b)         all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,

(c)        all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition),

(d)        all Guarantees by such Person of Indebtedness of others,

(e)        all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty,

(f)         all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and

(g)        all Finance Lease Obligations of such Person.

The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in such entity or pursuant to other contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) obligations under customary overdraft arrangements with banks outside the United States incurred in the ordinary course of business to cover working capital needs and (C) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing. Notwithstanding anything to the contrary in this paragraph, the term “Indebtedness” shall not include obligations under Swap Agreements or Permitted Call Spread Hedge Agreements.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), or Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means the Lender Presentation, dated May 23, 2023, relating to the Borrower in connection with this Agreement.

“Intellectual Property” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Global Intercompany Note executed and delivered by the Borrower and certain Restricted Subsidiaries, substantially in the form of Exhibit F, or such other form as the Administrative Agent may agree including to reflect additional tranches of pari passu Indebtedness permitted to be incurred hereunder.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Alternate Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any RFR Loan, (1) the last day of each numerically corresponding calendar month that is one month after the Borrowing of such Loan and (2) the Revolving Credit Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Term Benchmark Borrowing denominated in Dollars, Euros or Yen, the period commencing on the date of such Borrowing and ending (x) for a Borrowing on the Closing Date on the last day of the numerically corresponding calendar month that is one, three or six months thereafter (as applicable) and (y) for any Borrowing after the Closing Date, on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency) as the Borrower may elect, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) solely with respect to clause (y) above, any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) with respect to any Term Benchmark Borrowing, no tenor that has been removed from this definition pursuant to Section 2.11 shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Restricted Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Restricted Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Restricted Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Restricted Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means (a) as to S&P, a Public Debt Rating of BBB- or better (with stable outlook or better), (b) as to Moody’s, a Public Debt Rating of Baa3 or better (with stable outlook or better) and (c) as to Fitch, a Public Debt Rating of BBB- or better (with stable outlook or better).

“Investment Grade Rating Trigger Date” means the first date after the Closing Date when (x) the Borrower has an Investment Grade Rating from at least two of S&P, Moody’s, and Fitch and (y) the Borrower elects to trigger the release of the Collateral pursuant to Section 5.09(e).

“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Permitted LC Non-Borrower Obligor) or in favor of the Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means (i) with respect to the Existing Letters of Credit, Deutsche Bank New York Branch and (ii) with respect to other Letters of Credit issued under this Agreement, JPMorgan Chase Bank, N.A., Deutsche Bank, New York Branch and any other Revolving Lender (subject to such Lender’s consent) designated by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) that becomes an Issuing Bank, in each case in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity as provided in Section 9.04. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank LC Exposure Sublimit” means, for each Issuing Bank, the amount of the LC Exposure Sublimit set forth beside such Issuing Bank on Schedule 2.01 (or such greater amount as such Issuing Bank may agree after the Closing Date in a signed writing delivered to the Borrower and the Administrative Agent). If an Issuing Bank is designated by the Borrower after the Closing Date in accordance with the definition of “Issuing Bank”, the amount of the Issuing Bank LC Exposure Sublimit for such Issuing Bank shall be the amount set forth in a designation notice signed by such Issuing Bank and delivered by the Borrower to the Administrative Agent in connection with such designation (or such greater amount as such Issuing Bank may thereafter agree in a signed writing delivered to the Borrower and the Administrative Agent).

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Junior Financing” means (a) any Material Indebtedness that is unsecured, (b) any Material Indebtedness secured by a Lien ranking junior to the Liens securing the Obligations and (c) any Indebtedness that is contractually subordinated in right of payment to any of the Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement, in form reasonably acceptable to the Administrative Agent and the Borrower, by and between the Administrative Agent and the collateral agent for one or more classes of Indebtedness that is intended to be secured by Liens ranking junior to the Liens securing the Obligations providing that, inter alia, (i) the Liens securing the Obligations rank prior to the Liens securing such other Indebtedness, (ii) all amounts received in connection with any enforcement action with respect to any Collateral or in connection with any United States or foreign bankruptcy, liquidation or insolvency proceeding shall first be applied to repay all Obligations (whether or not allowed in any such proceeding) prior to being applied to the obligations in respect of such other Indebtedness and (iii) until the repayment of the Obligations in full and termination of commitments hereunder (subject to customary limitations with respect to contingent obligations and other customary qualifications and, in the case of such Indebtedness in the form of bank debt, to customary standstill provisions) the Administrative Agent shall have the sole right to take enforcement actions with respect to the Collateral.

“Latest Maturity Date” as of any date of determination, means the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans, Increased Commitments or Extended Revolving Commitments.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage thereof. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a LC Disbursement under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Alternate Base Rate Revolving Borrowing. L/C Borrowings shall be denominated in Dollars or in any Alternative Currency.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements, including Unreimbursed Amounts, that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure of the Revolving Lenders at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“LC Exposure Sublimit” means $25,000,000.

“LCT Election” has the meaning assigned to such term in Section 1.06(a).

“LCT Test Date” has the meaning assigned to such term in Section 1.06(a).

“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).

“Lenders” means the Persons listed on Schedule 2.01, any Person with outstanding Loans and/or Commitments as of the Closing Date and any other Person that shall have become a Lender hereunder pursuant to Section 2.17 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means a Letter of Credit issued or deemed issued pursuant to Section 2.04(a)(i)(x) (before or after the Closing Date).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any finance lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.06.

“LLC” means any Person that is a limited liability company under the laws of its jurisdiction of formation

“Loan Documents” means this Agreement, the Disclosure Letter, the Guarantee Agreement, the Collateral Documents, any Issuer Documents, each Additional Credit Extension Amendment, any promissory notes executed and delivered pursuant to Section 2.07(e), the Agency Fee Letter and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole or (b) the ability of the Loan Parties to perform their obligations under this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000.

“Material Permitted Acquisition” means any Permitted Acquisition for which the cash consideration and the value of any non-cash consideration (including any Indebtedness assumed in connection therewith) (as determined in good faith by the Borrower) that is payable by the Borrower and its Restricted Subsidiaries exceeds $250,000,000 in the aggregate.

“Material Real Property” means any fee owned real property located in the United States that is owned by any Loan Party with a fair market value in excess of $10,000,000 (at the Closing Date or, with respect to real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Maturity Carveout Amount” means $1,000,000,000 of Incremental Term Loans, Incremental Equivalent Indebtedness, other Indebtedness permitted to be incurred pursuant to Sections 6.02(a), (c) and (d) and/or Maturity Carveout Refinancing Debt.

“Maturity Carveout Refinancing Debt” means Permitted Refinancing Indebtedness incurred utilizing the Maturity Carveout Amount.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to ERISA, and in respect of which any Loan Party or any ERISA Affiliates is, or during the preceding five plan years was, an “employer” as defined in Section 3(5) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.17(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.16(b).

“Non-Extension Notice Date” has the meaning set forth in Section 2.04(b)(iii).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit C.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), other monetary obligations, liabilities, covenants and duties of any of the Loan Parties to any of the Secured Parties and their respective Affiliates, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents or any Cash Management Obligation (including under any of the Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding); provided that the “Obligations” with respect to any Loan Party shall exclude any Excluded Swap Obligations of such Loan Party.

“Operating Lease” means any lease of Property classified as an “operating lease” under GAAP.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payment under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, recording, filing or similar Taxes that arise from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Outside LC Facility” means one or more agreements (other than this Agreement) providing for the issuance and/or reimbursement of one or more letters of credit for the account of the Borrower and/or any Permitted LC Non-Borrower Obligor that is designated by a Responsible Officer of the Borrower to the Administrative Agent as an “Outside LC Facility” in a writing (which writing shall specify the maximum face amount of letters of credit under such agreement that shall be deemed for purposes of this Agreement to constitute letters of credit under an “Outside LC Facility”) so long as, after giving effect to such designation, the maximum face amount of all letters of credit under all Outside LC Facilities pursuant to all such designations then in effect does not exceed $200,000,000; provided that upon delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall have been acknowledged in writing by the applicable Outside LC Facility Issuer) revoking such designation, such agreement shall cease to be an “Outside LC Facility hereunder”.

“Outside LC Facility Issuer” means each financial institution providing any Outside LC Facility; provided that if such financial institution is not a Lender, such financial institution shall have entered into a supplement to this Agreement in form reasonably satisfactory to the Administrative Agent agreeing to be bound by the terms hereof applicable to an Outside LC Facility Issuer.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or any Issuing Banks, as the case may be, in accordance with banking industry rules on interbank compensation

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“Payment” has the meaning set forth in clause (i) of paragraph (o) of Article VIII.

“Payment Notice” has the meaning set forth in clause (ii) of paragraph (o) of Article VIII.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit 6 to the Security Agreement or any other form approved by the Administrative Agent.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Closing Date (or in any previously delivered Perfection Certificate Supplement) with respect to matters required by Sections 1(a), (2), (8), (9) and (10) of the Perfection Certificate.

“Permitted Acquisition” means the purchase or other acquisition, in one or more series of transactions, of property and assets or businesses of any Person or of assets constituting a business or business unit, a line of business or a division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Borrower (including as a result of a merger, consolidation or division); provided that the following conditions are satisfied to the extent applicable:

(a)        in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such Equity Interests in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Persons or any newly formed Restricted Subsidiary in connection with such acquisition shall be owned 100% by the Borrower or a Restricted Subsidiary or the Borrower or a Restricted Subsidiary shall have offered to purchase 100% of such Equity Interests, and the Borrower shall take, or cause to be taken, each of the actions set forth in Section 5.09, as applicable, within the time period(s) set forth therein; provided that, for the avoidance of doubt, Borrower or any Restricted Subsidiary may serve as the acquiror in such Permitted Acquisition;

(b)        so long as any Loan is outstanding, unless the Required Revolving Lenders otherwise agree, the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to such purchase or acquisition, with the covenant contained in Section 6.01 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement;

(c)        the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition of which the aggregate cash consideration is in excess of $250,000,000, a compliance certificate evidencing compliance with the covenant contained in Section 6.01 to the extent such compliance is required under clause (b) above and compliance with clause (e) below, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 6.01;

(d)        any Person or assets or division as acquired in accordance herewith shall be substantially in the same business or lines of business in which the Borrower and/or its Subsidiaries are engaged, or are permitted to be engaged as provided in Section 6.08(c), as of the time of such acquisition;

(e)        The aggregate consideration paid by Loan Parties for Persons so acquired that are not Loan Parties or do not become Loan Parties following the consummation of such Permitted Acquisition (including the applicable portion of Indebtedness assumed in connection therewith, the applicable portion of obligations in respect of deferred purchase price (including the applicable portion of obligations under any purchase price adjustment but excluding earnout, holdback or similar payments)) shall not exceed, from the Closing Date, $500,000,000, in the aggregate; and

(f)        at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing.

“Permitted Call Spread Hedge Agreements” means (a) a Swap Agreement pursuant to which the Borrower acquires a call option requiring the counterparty thereto to deliver to the Borrower shares or units of capital stock of the Borrower the cash value of such Equity Interests or a combination thereof from time to time upon exercise of such option and/or (b) a Swap Agreement pursuant to which the Borrower issues to the counterparty thereto warrants to acquire shares or units of Equity Interest of the Borrower (whether such warrant is settled in shares, cash or a combination thereof) in each case entered into by the Borrower with respect to Convertible Notes; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are typical and customary for Swap Agreements of such type (as determined by the board of directors (including an authorized committee thereof) of the Borrower in good faith) and (ii) in the case of clause (b) above, such Swap Agreement would be classified as an equity instrument in accordance with EITF00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Swap Agreement does not require the Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Agreement from so being classified as an equity instrument.

“Permitted Convertible Notes” means any unsecured notes, and notes issued in exchange therefor, issued by the Borrower after the date hereof that are convertible into shares or units of Equity Interests of the Borrower, or cash or any combination of cash and Equity Interests; provided that Permitted Convertible Notes may only be issued so long as (i) both immediately prior to and after giving effect (including on a pro forma basis) thereto, no Default or Event of Default shall exist or would result therefrom, (ii) such Permitted Convertible Notes mature after, and do not require any scheduled amortization or other scheduled payments of principal prior to, the date that is 181 days after the Latest Maturity Date, (iii) such Permitted Convertible Notes do not require any mandatory redemption, prepayment, repurchase, “put”, “call”, or conversion for cash prior to stated maturity other than (A) any customary provision requiring an offer to purchase such Permitted Convertible Notes as a result of a “change of control”, fundamental change, delisting or termination of trading or similar provision and (B) an early conversion event no more onerous or more restrictive in any material respect (taken as a whole) than the conversion provisions set forth in the 2029 Convertible Notes Indenture unless the method for settlement upon conversion is in cash, shares or a combination of shares and cash; (iv) if the Borrower has the ability to settle the portion of the conversion value of such Permitted Convertible Notes in excess of the principal amount thereof in cash, the Borrower shall enter into a Permitted Call Spread Hedge Agreement at the time of issuance of such Permitted Convertible Notes, (v) such Permitted Convertible Notes are not guaranteed by any Person other than the Guarantors (which guarantees, if such Permitted Convertible Notes are subordinated, shall be expressly subordinated to the Obligations on terms not less favorable to the Lenders than the subordination terms of such Permitted Convertible Notes) and (vi) the covenants applicable to such Permitted Convertible Notes are not more onerous or more restrictive in any material respect (taken as a whole) than the applicable covenants set forth in this Agreement (as determined by the board of directors (including an authorized committee thereof).

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes, assessments or other governmental charges that are (i) immaterial to the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) not yet delinquent for more than sixty (60) days or (iii) are being contested in compliance with Section 5.04; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are either (i) not overdue by more than sixty (60) days (or, if more than sixty (60) days overdue, no action has been taken to enforce such Lien) or (ii) being contested in good faith by appropriate proceedings;

(c)        Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees);

(e)        Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII or securing appeal or other surety bonds related to such judgments;

(f)        easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary; and

(g)        any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, non-exclusive license or sublicense entered into by the Borrower or any other Restricted Subsidiary as a part of its business and covering only the assets so leased or licensed;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted LC Non-Borrower Obligor” means, with respect to any Letter of Credit and any letter of credit under an Outside LC Facility, (i) any Restricted Subsidiary of the Borrower and (ii) any Person in which the Borrower or a Restricted Subsidiary has an Investment permitted by Section 6.05 of this Agreement by ownership, directly or indirectly, of Equity Interests in such Person at the time such Letter of Credit or such letter of credit under an Outside LC Facility is initially issued; provided that, with respect to any Letter of Credit, the Administrative Agent and the applicable Issuing Bank shall have received all documentation and other information in respect of such Person required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested from the Borrower by the Administrative Agent or such Issuing Bank prior to the initial issuance of such Letter of Credit.

“Permitted Refinancing Indebtedness” means, with respect to any Indebtedness of a Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness of such Person; provided that:

(a)        the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension,

(b)        other than with respect to (i) an amount equal to the Maturity Carveout Amount and (ii) Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.02(h), such modification, refinancing, refunding, renewal, replacement or extension: (1) has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Latest Maturity Date at the time of such modification, refinancing, refunding, renewal, replacement or extension, and (2) has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended,

(c)        to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and

(d)        if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such Indebtedness shall be secured by the

Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole.

provided, further, that the requirements of clauses (b) and (c) of the preceding proviso will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clauses (b) and (c) of the preceding proviso.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned in Section 9.01(c).

“Post-Measurement Period” means, with respect to any Permitted Acquisition or any operating change or operating initiative, the period beginning on the date such Permitted Acquisition is consummated or such operating change or operating initiative is implemented and ending on the date that is eighteen months from the date on which such Permitted Acquisition is consummated or such operating change or operating initiative is implemented.

“Preferred Stock” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Equity Interests of any other class of such Person.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Measurement Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA, projected by the Borrower in good faith as a result of (a) actions (including operating changes and operating initiatives) that have been taken or are expected to be taken during such Post-Measurement Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Measurement Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries or the implementation of operating changes and initiatives by the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that (i) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement, (ii) any increase to Consolidated EBITDA pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (vii) of the definition of “Consolidated EBITDA” and (iii) notwithstanding anything herein to the contrary, no such Pro Forma Adjustment shall apply to any transaction involving aggregate consideration in an amount less than $250,000,000 for each such transaction.

“Pro Forma Basis” means, with respect to compliance with any test covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Borrower owned by the Borrower or any of its Restricted Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Restricted Subsidiaries or any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” or designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be included, (b) any repayment, redemption or retirement of Indebtedness and (c) any Indebtedness incurred, assumed or guaranteed by the Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (x) consistent with the definition of “Consolidated EBITDA” and give effect to events (including operating expense reductions) that are in the good faith determination of the Borrower reasonably identifiable and factually supportable (provided that (i) any increase to Consolidated EBITDA pursuant to this definition of “Pro Forma Basis” shall be subject to the limitations set forth in the proviso of clause (vii) of the definition of “Consolidated EBITDA” and (ii) any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement) or (y) otherwise consistent with the definition of “Pro Forma Adjustment.”

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Debt Rating” means the rating that has been most recently announced (which may be included in any press release that Moody’s, S&P or Fitch issues) by either Moody’s, S&P or Fitch, as the case may be for any class of senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower.

“Public Lender” has the meaning assigned in Section 9.01(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.17.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualifying Subsidiary” means any Restricted Subsidiary that has guaranteed any Replacement Facility, Incremental Equivalent Indebtedness or Junior Financing permitted to be incurred under Section 6.02(c) or Section 6.02(d) hereof.

“Ratio Incurrence Conditions” means, with respect to Indebtedness permitted to be incurred under Section 6.02(a) or 6.02(c) hereof (as applicable):

(a)         except with respect to an amount no greater than the Maturity Carveout Amount, such Indebtedness does not have a final maturity that is prior to the Revolving Credit Maturity Date or the then-latest maturity date of any Class of Incremental Term Loans outstanding pursuant to any Additional Credit Extension Amendment entered into after the Closing Date that has previously become effective;

(b)         solely in respect of Indebtedness permitted to be incurred under Section 6.02(a) hereof, such Indebtedness is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries except for Liens on the Collateral permitted by Section 6.03(b)(w);

(c)         the other terms and conditions relating to such Indebtedness if incurred or Guaranteed by a Loan Party (other than interest rates, rate floors, call protection, discounts, fees, premiums and optional prepayment or redemption provisions) are not materially more restrictive upon such Loan Party in the aggregate than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred); and

(d)        such Indebtedness may not be incurred or Guaranteed by any Restricted Subsidiary that is not a Loan Party;

provided that the requirements of clause (a) and (c) will be deemed satisfied with respect to an incurrence of Indebtedness in the form of a bridge or other interim credit facility that by its terms converts, subject only to customary conditions, into long-term indebtedness (notwithstanding the initial maturity, mandatory prepayment or other provisions thereof) that satisfies the requirements of clause (a) and (c).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting, or (6) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing” means the refinancing and payment in full of all amounts outstanding under the Existing Credit Agreement.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02.

“Refinancing Indebtedness” means (i) any Refinancing Term Loans and (ii) any Term Loan Refinancing Debt.

“Refinancing Revolving Commitments” means Increased Commitments that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Refinancing Revolving Commitments”.

“Refinancing Term Loans” means Incremental Term Loans that are designated by a Responsible Officer of the Borrower as “Refinancing Term Loans” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date of incurrence; provided that, except with respect to an amount equal to the Maturity Carveout Amount at such time, (i) the maturity date of such Refinancing Term Loans shall be no earlier than the final maturity date of the Incremental Term Loans being refinanced and (ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Incremental Term Loans being refinanced.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in any business permitted by Section 6.08(c); provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would be or become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, or (iv) with respect to any Borrowing denominated in Sterling or Dollars, the applicable Adjusted Daily Simple RFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate or (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable.

“Removal Effective Date” has the meaning assigned to such term in paragraph (g) of Article VIII.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02.

“Replacement Facility” any Refinancing Term Loans and Refinancing Revolving Commitments.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Class Lenders” means, at any time, (i) with respect to any Class of Incremental Term Loans, the holders of more than 50% of the sum of the total unpaid principal amount of the Incremental Term Loans with respect to such Class of Incremental Term Loans and (ii) with respect to the Revolving Loans, the Required Revolving Lenders, as applicable; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, at any time, Lenders having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time; provided that the Commitment of, and the portion of the Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposure and/or unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time; provided that the Revolving Commitment of, and the portion of the Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, any executive vice president, any senior vice president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means (1) any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary and (2) (i) the prepayment, redemption, purchase, defeasance or otherwise satisfaction, prior to the scheduled maturity thereof in any manner (other than payments of regularly scheduled interest and payments due upon conversion, which, for the avoidance of doubt, shall be permitted) of any Junior Financing or any applicable Permitted Convertible Notes, (ii) any payment in violation of any subordination terms of any Junior Financing and (iii) any payments made in connection with clauses (2)(i) and (ii) above. Notwithstanding anything to the contrary herein, to the extent any cash or other property is paid or is distributed by the Borrower or any of its Restricted Subsidiaries upon the conversion or exchange of any Convertible Debt Securities, any amount of such cash or other property that exceeds the principal amount of Indebtedness that is converted or exchanged shall be deemed to be a Restricted Payment (and any such cash or property so paid or distributed that does not exceed such principal amount shall not be a Restricted Payment).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06, (b) increased from time to time pursuant to Section 2.17 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 of this Agreement. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, in the applicable Additional Credit Extension Amendment or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $1,500,000,000.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of such Lender’s outstanding Revolving Loans and its LC Exposure at such time.

“Revolving Credit Maturity Date” means June 22, 2028.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Credit Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, and (b) Dollars, Daily Simple SOFR.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, and (b) Dollars, a U.S. Government Securities Business Day.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce, or by the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person subject to Sanctions as a result of a relationship of ownership or control with any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Issuing Banks, the Lenders, the Cash Management Banks, any Affiliate of a Lender or the Administrative Agent to which Obligations are owed and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Security Agreement” means the Security Agreement executed by the Loan Parties and the Administrative Agent, substantially in the form of Exhibit D, together with each security agreement supplement executed and delivered pursuant to Section 5.09.

“Secured Covenant Reinstatement Event” means any day following an Investment Grade Rating Trigger Date on which (a) the Borrower’s Public Debt Rating from at least two of S&P, Moody’s, and Fitch shall be less than either (i) as to S&P, BBB-, (ii) as to Moody’s, Baa3 and (iii) as to Fitch, BBB- or (b) the Borrower notifies the Administrative Agent in writing that it has elected to terminate the Collateral Suspension Period.

“Secured Covenants Period” means any period of time prior to the first Investment Grade Rating Trigger Date and after a Secured Covenant Reinstatement Event but prior to the subsequent Investment Grade Rating Trigger Date.

“Senior Secured Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness less, (i) in each case to the extent constituting Consolidated Total Indebtedness, unsecured Indebtedness of the Borrower and its Restricted Subsidiaries and (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date.

“series” means, with respect to any Incremental Term Loans or Replacement Term Loans, all such Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Significant Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, Incremental Revolving Loan, Incremental Term Loan or any other provision of this Agreement that by the terms of this Agreement requires such test to be calculated on a pro forma basis or after giving pro forma effect.

“SLL Principles” has the meaning assigned to such term in Section 2.21(b).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning set forth in the definition of “Daily Simple SOFR.”

“SOFR Rate Day” has the meaning set forth in the definition of “Daily Simple SOFR.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person as such value is established and liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code, (b) the fair valuation of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Domestic Subsidiary” means each wholly owned Domestic Subsidiary of the Borrower other than (i) any Foreign Holding Company, (ii) any Unrestricted Subsidiary, (iii) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary that is a CFC, (iv) any Subsidiary (x) that is prohibited or restricted by applicable Law (whether on the Closing Date or thereafter) or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or, (y) if such Subsidiary would require or be subject to any governmental authority or regulatory third party consent, approval, license or authorization to guarantee the Obligations, (v) any trusts relating to the funding or payment of benefits under any “employee benefit plan” and (vi) any Domestic Subsidiary that is an Immaterial Subsidiary; provided, further, that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of one or more of clauses (i) through (vi) of this definition, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Representations” means the representations and warranties made by the Borrower and the relevant parties pursuant to Sections 3.01(a)(i) (solely with respect to organizational existence of the Loan Parties), 3.02(a) (solely with respect to organizational power and authority of the Loan Parties to enter into the Loan Documents to which they are a party), 3.02(b), 3.03(b)(ii), 3.08, 3.10 (provided that references therein to (i) “Transactions” shall instead refer to the applicable Permitted Acquisition or similar investment (and any related transactions) and (ii) “Closing Date” shall instead refer to the date in which any such transactions in clause (i) are consummated), 3.13, 3.14 and 3.15 (solely with respect to use of proceeds of any Loans and any Letters of Credit) and the final sentence of Section 3.16 (solely with respect to use of proceeds of any Loans and any Letters of Credit).

“Specified Transaction” means, with respect to any period, any of the following events occurring after the first day of such period and prior to the applicable date of determination: (i) (A) any Investment by the Borrower or any Restricted Subsidiary in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Restricted Subsidiary on the first day of such period, (B) any Disposition or Casualty Event or discontinuation of operations, in each of subclause (A) and subclause (B) with respect to a business (as such term is used in Regulation S-X Rule 11-01) or business unit, a company, a segment, an operating division or unit or line of business, (ii) any incurrence, assumption, guarantee, repayment, redemption, or extinguishment of Indebtedness, (iii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 5.10 and (iv) any Restricted Payment.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Step-Up” has the meaning assigned to such term in Section 6.01.

“Subject Subsidiaries” has the meaning assigned in Section 3.01(b).

“Subsequent Transaction” has the meaning assigned to such term in Section 1.06.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, or is otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.17.

“Sustainability Assurance Provider” has the meaning assigned to such term in Section 2.21(a).

“Sustainability Structuring Agent” means BMO Capital Markets, in its capacity as sustainability linked structuring agent for the credit facility evidenced by this Agreement.

“Sustainability Targets” means specified key performance indicators with respect to certain environmental, social and governance targets of the Borrower and its Subsidiaries, which shall be confirmed by the Borrower (or a designated advisor thereof) as being consistent with the SLL Principles, and in consultation with the Sustainability Structuring Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate.

“Term Loan Refinancing Debt” means any Indebtedness consisting of debt securities or credit facilities incurred or Guaranteed by Loan Parties following the Closing Date that are designated by the Borrower in a certificate of a Responsible Officer delivered to the Administrative Agent on or prior to the date of issuance as “Term Loan Refinancing Debt”; provided that (i) except with respect to an amount equal to the Maturity Carveout Amount at such time (x) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the maturity date of the Incremental Term Loans being refinanced, (ii) the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the then remaining Weighted Average Life to Maturity of the Incremental Term Loans being refinanced (except to the extent of amortization of up to 1.00% per annum of the original principal amount for periods where amortization has been eliminated as a result of prepayment of the applicable Incremental Term Loans), (iii) such Indebtedness is not secured by any assets of the Borrower or any of its Restricted Subsidiaries except for assets subject to Liens permitted by Section 6.03(b)(w), (iv) such Indebtedness is not incurred or Guaranteed by any Restricted Subsidiaries that are not Loan Parties and (v) the other terms and conditions relating to such debt securities or loans (other than interest rates, call protection, rate floors, fees, discounts, premiums, and optional prepayment and redemption provisions) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower (except for provisions applicable only to periods after the Latest Maturity Date at the time such Indebtedness is issued or incurred).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR Reference Rate.”

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Test Period” means for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination (or, in the case of any determination on a pro forma basis for purposes of testing the permissibility of a transaction hereunder (as opposed to quarterly compliance with Section 6.01 on the last day of a fiscal quarter), the four consecutive fiscal quarters of the Borrower for the most recently ended fiscal quarter for which financial statements were delivered or required to be delivered pursuant to Section 5.01(a) or 5.01(b) prior to such determination).

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Indebtedness on such date less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date and less the aggregate amount of unamortized financing fees to (b) Consolidated EBITDA determined for the Test Period as of such date.

“Transactions” means (i) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the borrowing thereunder on the Closing Date, (ii) the Refinancing, and (iii) the payment of fees and expenses in connection with the foregoing.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Daily Simple RFR or the Alternate Base Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“Unreimbursed Amount” has the meaning set forth in Section 2.04(c)(i).

“Unrestricted Subsidiary” means (i) any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.10 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Covenants Period” means the period of time between an Investment Grade Rating Trigger Date and the date of the subsequent Secured Covenant Reinstatement Event.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.17.

“U.S. Tax Compliance Certificate” has the meaning assigned to it in Section 2.14(e)(iii).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payment of principal (including payment at final scheduled maturity), in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.02        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

Section 1.03        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), unless otherwise expressly stated to the contrary, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections and Schedules shall, unless otherwise specified, be construed to refer to Articles, Sections and Schedules of this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to the “knowledge” of the Borrower or any Restricted Subsidiary means the actual knowledge of a Responsible Officer of such Person.

Section 1.04        Accounting Terms; GAAP.

(a)        Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time). Consolidated EBITDA shall be deemed to be (1) $886,300,000 for the fiscal quarter ended June 30, 2022, (2) $951,400,000 for the fiscal quarter ended September 30, 2022, (3) $892,600,000 for the fiscal quarter ended December 31, 2022 and (4) $824,700,000 for the fiscal quarter ended March 31, 2023.

(b)        Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement, the Total Net Leverage Ratio and First Lien Net Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis (subject to the limitations in the definition thereof).

Section 1.05        Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on Term Benchmark Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.06        Limited Condition Transactions.

(a)        In connection with any action taken in connection with a Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, an Investment or the redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment (a “Limited Condition Transaction”), for purposes of (i) determining compliance with any provision of this Agreement (other than actual compliance with Section 6.01 as of the last day of any fiscal quarter) which requires the calculation of any financial ratio or test, including the Total Net Leverage Ratio, First Lien Net Leverage Ratio and any other financial ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in Section 2.17 or in any provision of this Agreement (other than Section 6.01)) which requires compliance, on a Pro Forma Basis or otherwise, with Section 6.01 or (ii) testing availability under baskets set forth in this Agreement (including baskets or provisions herein measured as a percentage of Consolidated Total Assets or Consolidated EBITDA and including any determination of whether a Default or Event of Default has occurred and is continuing), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement or irrevocable notice for such Limited Condition Transaction are entered into or issued (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in the total assets or Consolidated EBITDA of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(b)        If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, divisions, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated.

Section 1.07        Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08        Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such times.

Section 1.09        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10        Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.11        Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)        Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

ARTICLE II

THE CREDITS

Section 2.01        Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower in Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, (ii) the total Revolving Credit Exposures exceeding the sum of the total Revolving Commitments or (iii) the total Revolving Credit Exposures denominated in Alternative Currencies exceeding the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans outstanding may from time to time after the Closing Date be Term Benchmark Loans, RFR Loans or Alternate Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.02.

Section 2.02        Loans and Borrowings.

(a)        Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Except as set forth in Section 2.01 and subject to Section 2.11, each Revolving Borrowing and Incremental Term Loan Borrowing shall be comprised entirely of Alternate Base Rate Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        Each Borrowing of, conversion to or continuation of (i) Term Benchmark Loans shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, if not an integral multiple, the entire available amount) and not less than $1,000,000 and (ii) Alternate Base Rate Loans shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that Term Benchmark Revolving Loans and Alternate Base Rate Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings or RFR Borrowings outstanding, in the aggregate.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request or convert an Alternate Base Rate Loan to or continue, any Term Benchmark Borrowing or RFR Borrowing if the Interest Period requested (i) with respect to a Revolving Borrowing would end after the Revolving Credit Maturity Date or (ii) with respect to a Incremental Term Loan Borrowing under any Class would end after the final scheduled maturity date of such Class.

Section 2.03        Requests for Borrowings. To request a Borrowing, a conversion of Loans from one Type to the other or a continuation of Term Benchmark Loans, the Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than (i) 11:00 a.m., New York City time, three U.S. Government Securities Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in Dollars or of any conversion of Term Benchmark Loans denominated in Dollars to Alternate Base Rate Loans (it being understood that the initial borrowing on the Closing Date may be requested by 11:00 a.m., New York City time, one U.S. Government Securities Business Day prior to the Closing Date), (ii) 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, in the case of a Term Benchmark Loan denominated in Euros, (iii) 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, in the case of a Term Benchmark Borrowing denominated in Yen, (iv) 11:00 a.m. New York City time, five RFR Business Days before the date of the proposed Borrowing in the case of an RFR Borrowing denominated in Sterling and (v) 12:00 noon, New York City time, on the requested date of any Borrowing of Alternate Base Rate Loans. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit E and signed by the Borrower; provided that such Borrowing Request may state that it is conditioned upon the occurrence of any specified event, in which case, subject to Section 2.13, such Borrowing Request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the date for borrowing specified therein) if such condition is not satisfied. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)        the Class (or Classes) of Loans to which such Borrowing Request relates;

(ii)        the Agreed Currency and aggregate amount of each requested Borrowing, conversion or continuation;

(iii)        the date of each such Borrowing, conversion or continuation, which shall be a Business Day;

(iv)        whether each such Borrowing, conversion or continuation is to be an Alternate Base Rate Loan, Term Benchmark Borrowing or an RFR Borrowing;

(v)        in the case of a Term Benchmark Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)        the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05; and

(vii)        whether the Borrower is requesting a new Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term Benchmark Loans or an RFR Loans.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in Dollars. If no election as to the Type of the Borrowing is specified, then the requested Borrowing shall be an Alternate Base Rate Loan. In the case of a failure to timely request a conversion or continuation of Term Benchmark Loans, such Loans shall be converted into Alternate Base Rate Loans. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing or conversion or continuation of Term Benchmark Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any automatic conversion to Alternate Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable RFR Loans or Term Benchmark Loans. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Except as otherwise provided herein, a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan. During the existence of an Event of Default, the Administrative Agent, at the direction of the Required Lenders, may require that no Loans may be requested as, converted to or continued as Term Benchmark Loans without the consent of the Required Lenders.

Section 2.04        Letters of Credit.

(a)        The Letter of Credit Commitment.

(i)        Each of the Existing Letters of Credit shall be deemed issued under this Agreement as of the Closing Date. Subject to the terms and conditions set forth herein, (x) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.04, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit denominated in Dollars for the account of the Borrower or any Permitted LC Non-Borrower Obligor, and amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (y) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Permitted LC Non-Borrower Obligor and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (i) the aggregate LC Exposure shall not exceed the LC Exposure Sublimit, (ii) the aggregate amount of LC Exposure with respect to Letters of Credit issued and outstanding by any Issuing Bank shall not exceed its Issuing Bank LC Exposure Sublimit at any one time, (iii) the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iv) the Revolving Credit Exposure of al Lenders in all Alternative Currencies shall not exceed the Alternative Currency Sublimit and (v) subject to the proviso of the following sentence, the aggregate amount of Revolving Loans and Letters of Credit issued by the Issuing Bank would not exceed such Issuing Bank’s Revolving Commitments hereunder; provided, further, that there shall not be more than a total of twenty (20) Letters of Credit issued and outstanding at any time. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence; provided that the condition set forth in clause (iv) of the proviso to the preceding sentence may be waived by the applicable Issuing Bank in its sole discretion. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit as described above shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)        No Issuing Bank shall issue any Letter of Credit, if: (A) subject to Section 2.04(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders and the applicable Issuing Bank have approved such expiry date; or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders and the applicable Issuing Bank have approved such expiry date or such Letter of Credit is Cash Collateralized as provided in Section 2.04(g)(i).

(iii)        No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(A)        any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)        the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(C)        except as otherwise agreed by the Administrative Agent and such Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000;

(D)        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(E)        a default of any Revolving Lender’s (of the applicable Class) obligations to fund under Section 2.04(c) exists or any Revolving Lender (of the applicable Class) is at such time a Defaulting Lender hereunder, unless such Issuing Bank has entered into satisfactory arrangements (in the Issuing Bank’s sole and absolute discretion) with the Borrower or such Revolving Lender to eliminate the Issuing Bank’s risk with respect to such Revolving Lender (including as a result of the reallocation of such Defaulting Lender’s LC Exposure among the non-defaulting Revolving Lenders as contemplated by Section 2.19).

(iv)        No Issuing Bank shall amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)        No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)        Each Issuing Bank shall act on behalf of the applicable Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)        Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered (in writing, by e-mail, fax or other electronic means) to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application or amendment request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York City time, at least two Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) if such Letter of Credit is to be issued for the account of a Permitted LC Non-Borrower Obligor, the name of such obligor; and (H) such other matters as the applicable Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit amendment request shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuing Bank or the Administrative Agent may reasonably require.

(ii)        Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless an Issuing Bank has received written notice from the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Permitted LC Non-Borrower Obligor) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit by an Issuing Bank, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage of the relevant Class times the amount of such Letter of Credit.

(iii)        If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to an Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date or, if Cash Collateralized as provided in Section 2.04(g)(i), such later date as agreed by the applicable Issuing Bank; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.04(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv)        Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)        Drawings and Reimbursements; Funding of Participations.

(i)        Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall promptly examine the documents presented relevant to such drawing and shall notify the Borrower and the Administrative Agent thereof. Not later than 1:00 p.m., New

York City time, on the Business Day following the Business Day on which the Borrower shall have received such notice, the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such Issuing Bank by such time, the Administrative Agent shall promptly notify each applicable Revolving Lender of the amount of the unreimbursed drawing (the “Unreimbursed Amount”) and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested an Alternate Base Rate Revolving Loan to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Alternate Base Rate Loans, but subject to the amount of the unutilized portion of the applicable Class of Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by the applicable Issuing Bank or the Administrative Agent pursuant to this Section 2.04(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)        Each Revolving Lender shall upon any notice pursuant to Section 2.04(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s office for payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.04(c)(iii), such Revolving Lender that so makes funds available shall be deemed to have made an Alternate Base Rate Revolving Loan to the Borrower in such amount.

(iii)        With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully refinanced by a Revolving Borrowing of Alternate Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank a L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.04(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute a L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.04.

(iv)        Until each applicable Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.04(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such Issuing Bank.

(v)        Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each Issuing Bank for amounts drawn under Letters of Credit of the applicable Class issued by it, as contemplated by this Section 2.04(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuing Bank, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)        If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)        Repayment of Participations.

(i)        At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.04(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.04(c)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Bank Funding Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document; (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Permitted LC Non-Borrower Obligor may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Permitted LC Non-Borrower Obligor. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f)        Role of Issuing Banks. Each Revolving Lender and the Borrower agree that, in paying any drawing under any Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.

The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.04(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against any Issuing Bank, and such Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)        Cash Collateral.

(i)        Upon the request of the applicable Issuing Bank, if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall immediately Cash Collateralize (or otherwise backstop in a manner satisfactory to such Issuing Bank) 103% of the then outstanding amount of all LC Exposure with respect to Letters of Credit issued by such Issuing Bank.

(ii)        In addition, if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds the LC Exposure Sublimit then in effect, then, within two Business Days (or such later time as the Administrative Agent may agree in its sole discretion) after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the LC Exposure exceeds the LC Exposure Sublimit.

(h)        Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(i)        Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)        Letters of Credit Issued for Permitted LC Non-Borrower Obligors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Permitted LC Non-Borrower Obligor, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Permitted LC Non-Borrower Obligors inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Permitted LC Non-Borrower Obligors.

(k)        Maturity Date Matters. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.04(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.04(g). Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches of Revolving Commitments.

(l)        Resignation of Issuing Bank. Any Issuing Bank may resign at any time by giving 30 days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit.

Section 2.05        Funding of Borrowings.

(a)        Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage or other percentage provided for herein. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request; provided that Alternate Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(c) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to Alternate Base Rate Loans of the applicable Class or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, then such amount shall constitute a repayment of such Borrowing in an equivalent amount, with interest thereon.

Section 2.06        Termination and Reduction of Commitments.

(a)        Unless previously terminated, all Revolving Commitments shall terminate on the Revolving Credit Maturity Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $1,000,000 (or, if less, the remaining amount of such Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans in accordance with Section 2.08 and Cash Collateralization of (or other backstop in respect of) outstanding Letters of Credit, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(c)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any election to terminate or reduce the Commitments under paragraph (b) of this Section not later than 1:00 p.m., New York City time, three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Subject to Section 2.18(a), each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

Section 2.07        Repayment of Loans; Evidence of Debt.

(a)        The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to the Borrower on the Revolving Credit Maturity Date in Dollars.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (h) or (i) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent.

Section 2.08        Prepayment of Loans.

(a)        Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (a)(ii) of this Section.

(ii)        The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any optional prepayment hereunder (i)(w) in the case of prepayment of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment, (x) in the case of a prepayment of a Term Benchmark Borrowing denominated in Euros or Yen, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, (y) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, 5 RFR Business Days before the prepayment and (z) in the case of prepayment of an Alternate Base Rate Loan, not later than 12:00 pm., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the Class or Classes of Loans to be repaid and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may state that it is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or the occurrence of any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the date for prepayment specified therein) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 Each prepayment of a Borrowing shall be applied ratably to the Loans included in such Borrowing. Prepayments pursuant to this Section 2.08(a) shall be accompanied by accrued interest to the extent required by Section 2.10 and shall be subject to Section 2.13.

(b)        Mandatory Prepayments. If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Credit Exposure at such time exceeds the Revolving Commitments then in effect, then, within one Business Day after receipt of such notice, the Borrower shall prepay Revolving Loans and/or Cash Collateralize the LC Exposure in an aggregate amount equal to such excess; provided, however, that, subject to the provisions of Section 2.04(g)(ii), the Borrower shall not be required to Cash Collateralize the LC Exposures pursuant to this Section 2.08(b) unless after the prepayment in full of such Loans the Revolving Credit Exposure exceeds the Revolving Commitments then in effect.

Section 2.09        Fees.

(a)        The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate for commitment fees on the daily amount by which the Revolving Commitment of such Lender exceeds the Revolving Loans and LC Exposure of such Lender during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender at any time that such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the fifteenth day (or, if such day is not a Business Day, on the next succeeding Business Day) following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Unless otherwise specified above, participation fees and fronting fees shall be payable in arrears on the fifteenth day (or, if such day is not a Business Day, on the next succeeding Business Day) following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)        All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.10        Interest.

(a)        The Loans comprising each Alternate Base Rate Loan shall bear interest at the Alternate Base Rate applicable to the Class of Loans included in such Borrowing as in effect from time to time plus the Applicable Rate applicable to the Class of Loans included in such Borrowing.

(b)        The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate applicable to the Class of Loans included in such Borrowing for the Interest Period in effect for such Borrowing plus the Applicable Rate applicable to the Class of Loans included in such Borrowing.

(c)        Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate.

(d)        Notwithstanding the foregoing, while an Event of Default exists under clause (a), (b), (h) or (i) of Article VII, the Borrower shall pay interest on all overdue amounts, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Alternate Base Rate Revolving Loans as provided in paragraph (a) of this Section (the “Default Rate”).

(e)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Alternate Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Daily Simple RFR with respect to Sterling, the Japanese Prime Rate (if applicable), or the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Rate, Adjusted TIBOR Rate, TIBOR Rate, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

Section 2.11        Alternate Rate of Interest.

(a)        Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or

(ii)        the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loans) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowing is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an Alternate Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above and (B( for Loans denominated in an Alternative Currency, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an Alternate Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.11(a)(i) or (ii) above, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Alternate Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

(b)        Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.11), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c)        Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)        The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e)        Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)        Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) an RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an Alternate Base Rate Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.11, (A) for Loans denominated in Dollars any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) an Alternate Base Rate Loan if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Alternate Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be prepaid in full immediately.

Section 2.12        Increased Costs.

(a)        If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable;

(ii)        subject a Lender or Issuing Bank to any additional Taxes (other than any Excluded Taxes or Indemnified Taxes indemnified under Section 2.14) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or any Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, maintaining, converting to or continuing any Term Benchmark Loan (or, in the case of clause (ii), any Loan) or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender or such Issuing Bank to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements), then from time to time, upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)        A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined and certifying that such Lender or Issuing Bank is generally charging such amounts to similarly situated borrowers under comparable credit facilities shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d)        Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13        Break Funding Payments.

(a)        With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.08), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (ii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.03 or Section 2.08, as applicable, and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Agent, who in turn will deliver to the Borrower, and shall be conclusive absent manifest error. The Borrower shall pay the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(b)        With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.03 or Section 2.08, as applicable and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.16 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.14        Taxes.

(a)        All payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes unless required by applicable Laws. If any applicable law (as determined in the applicable Withholding Agent’s good faith discretion) requires the deduction or withholding any Tax in respect of any such payments, then (i) if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions and withholdings applicable to additional sums payable under this Section 2.14) Lender or Issuing Bank (as the case may be) or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        Without duplication of Section 2.14(a), the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Lender that is legally entitled to an exemption from or reduction of withholding Tax under the law of any jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation referred to in the paragraph below) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its legal ineligibility to do so. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, with respect to any Loan made to the Borrower, any Lender that is not a Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally eligible to do so), two duly completed copies of Internal Revenue Service Forms W-9, and any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally eligible to do so), whichever of the following is applicable:

(i)        two duly completed original Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for benefits of an income Tax treaty to which the United States of America is a party,

(ii)        two duly completed copies of Internal Revenue Service Forms W-8ECI (or any successor forms),

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) two original certificates, in substantially the form of Exhibit I-1, or any other form approved by the Borrower and the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) two original duly completed Internal Revenue Service Forms W-8BEN or W-8BEN-E (or any successor forms),

(iv)        to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), two original Internal Revenue Service Forms W-8IMY (or any successor forms) of the Foreign Lender, accompanied by copies of Form W-8ECI, W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate, substantially in the form of Exhibit I-2, Exhibit I-3, or Exhibit I-4, Form W-9, Form W-8IMY and/or any other required information (or any successor forms) from each beneficial owner, as applicable (provided that, if such Foreign Lender is a partnership and is not a participating Lender and if one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(v)        two originals of any other form prescribed by applicable requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made, and

(vi)        if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine whether any amount is required to be deducted and withheld from such payment. Solely for purposes of this clause (vi), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)        On or before the date on which JPMorgan Chase Bank, N.A. becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed originals of United States Internal Revenue Service Form W-9.

(g)        Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered pursuant to Section 2.14(e) or Section 2.14(f) expires or becomes obsolete or inaccurate in any respect it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)        If the Administrative Agent, an Issuing Bank or a Lender determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.14, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 2.14 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent, such Issuing Bank or such Lender shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Administrative Agent, such Issuing Bank or such Lender may delete any information therein that the Administrative Agent, such Issuing Bank or such Lender reasonably deems confidential). This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it reasonably deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i)        For the avoidance of doubt, for purposes of this Section 2.14, the term “Lender” shall include any Issuing Bank.

Section 2.15        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)        (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., New York City time, on the date when due, or (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price promptly restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant in accordance with Section 9.04 or Section 2.04(d). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the relevant Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the relevant Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.15 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

Section 2.16        Mitigation Obligations; Replacement of Lenders.

(a)        If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b)        If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, if any Lender is a Defaulting Lender, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each Lender of the applicable Class or each affected Lender is required (a “Non-Consenting Lender”) but the consent of the Required Lenders (or of a majority in interest of the Lenders of the applicable Class, as the case may be) is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii)        such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12, Section 2.13 and Section 2.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17        Incremental Facilities.

(a)        The Borrower may from time to time after the Closing Date elect to increase the Revolving Commitments or any Extended Revolving Commitments (“Increased Commitments”) or obtain one or more tranches of (or increase any existing tranche of) term loans denominated in Dollars (each, an “Incremental Term Loan”), in each case in an aggregate principal amount of not less than (x) $10,000,000, in the case of Increased Commitments and (y) $10,000,000 (or such lesser amount as the Administrative Agent may agree), in the case of Incremental Term Loans, so long as (except in the case of Refinancing Term Loans and Refinancing Revolving Commitments) the aggregate principal amount of Increased Commitments or Incremental Term Loans to be established or incurred, as applicable, does not exceed the maximum aggregate principal amount of Loans that could be incurred by the Borrower at such time without causing the First Lien Net Leverage Ratio to exceed 3.25 to 1.00, calculated after giving pro forma effect to the incurrence of such additional amount that can be incurred at such time (assuming for this purpose that all Increased Commitments are fully drawn and any such Incremental Term Loans constitute First Lien Indebtedness). The Borrower may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, a “New Lender”), to increase their existing Revolving Commitment or Extended Revolving Commitment, or to participate in such Incremental Term Loan, or extend Revolving Commitments or Extended Revolving Commitments, as the case may be; provided that each New Lender (and, in the case of an Increased Commitment, each Increasing Lender) shall be subject to the approval of the Borrower and, to the extent such consent would be required under Section 9.04 for an assignment to such New Lender, the Administrative Agent and, in the case of an Increased Commitment, each Issuing Bank (in each case, such consents not to be unreasonably withheld or delayed). Without the consent of any Lenders other than the relevant Increasing Lenders or New Lenders, this Agreement and the other Loan Documents may be amended pursuant to an Additional Credit Extension Amendment as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17. Increases of Revolving Commitments and Extended Revolving Commitment and new Incremental Term Loans created pursuant to this Section 2.17 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or New Lenders and the Administrative Agent shall notify each Lender thereof. Notwithstanding the foregoing (but subject to the following proviso), no Increased Commitments or Extended Revolving Commitments or Incremental Term Loans shall be permitted under this paragraph unless (i) on the proposed date of the effectiveness of such increase in the Revolving Commitments or Extended Revolving Commitments or borrowing of such Incremental Term Loan, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (or waived by the Required Lenders) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; provided, that to the extent agreed to by the Lenders providing such Increased Commitments or Incremental Term Loans, as applicable, and the proceeds of such Increased Commitments or Incremental Term Loans, as the case may be, are used to finance a Permitted Acquisition or Investment (other than Investments in (i) cash and Cash Equivalents and (ii) any pre-existing and wholly-owned Restricted Subsidiary), with respect to the condition set forth in Section 4.02(a), only the Specified Representations shall be required to be true and correct, and the condition set forth in Section 4.02(b) shall be limited to an Event of Default under clauses (a), (b), (h) or (i) of Article VII and (ii) other than in the case of Refinancing Term Loans or Refinancing Revolving Commitments, the Borrower shall be in compliance, calculated on a Pro Forma Basis (assuming for this purpose that all Increased Commitments were fully drawn), with the covenants contained in Section 6.01 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement prior to such time. On the effective date of any increase in the Revolving Commitments or Extended Revolving Commitments, (i) each relevant Increasing Lender and New Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Loans of the applicable Lenders of such class to equal its Applicable Percentage of such outstanding Loans, and (ii) if, on the date of such increase, there are any Revolving Loans of the applicable Class outstanding, such Revolving Loans shall on or prior to the effectiveness of such Increased Commitments be prepaid to the extent necessary from the proceeds of additional Revolving Loans made hereunder by the Increasing Lenders and New Lenders, so that, after giving effect to such prepayments and any borrowings on such date of all or any portion of such Increased Commitments, the principal balance of all outstanding Revolving Loans of such Class owing to each Lender with a Revolving Commitment of such Class is equal to such Lender’s pro rata share (after giving effect to any nonratable Increased Commitment pursuant to this Section 2.17) of all then outstanding Revolving Loans of such Class. The Administrative Agent and the Lenders hereby agree that the borrowing notice, minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The deemed payments made pursuant to clause (ii) of the second preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each RFR Loan or Term Benchmark Loan shall be subject to indemnification by the Borrower pursuant to the provisions of Section 2.13 if the deemed payment occurs other than on the last day of the related Interest Periods. The terms of any Incremental Term Loans shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; provided that (i) except with respect to an amount equal to the Maturity Carveout Amount at such time the final scheduled maturity date of any Incremental Term Loans that are not Refinancing Term Loans shall be no earlier than the then-latest maturity date of any Class of Incremental Term Loans entered into after the Closing Date, (ii) the Weighted Average Life to Maturity of any Incremental Term Loans (other than Refinancing Term Loans) shall not be shorter than the longest then remaining Weighted Average Life to Maturity of any Class of Incremental Term Loans outstanding on the Closing Date (or any longer Weighted Average Life to Maturity required pursuant to any Additional Credit Extension Amendment entered into after the date hereof that has previously become effective), (iii) the provisions with respect to payment of interest (including any “MFN” provisions), original issue discount and upfront fees shall be as set forth in the Additional Credit Extension Amendment providing for such Incremental Term Loans; (iv) such Incremental Term Loans shall be secured by the Collateral on a pari passu basis and guaranteed by the Guarantors; (v) any Class of Incremental Term Loans may contain customary excess cash flow mandatory prepayment provisions, (vi) if the Borrower and the lenders providing the relevant Class of Incremental Term Loans agree, such Incremental Term Loans may be “covenant-lite”, and (vii) if the Borrower and the lenders providing the relevant Class of Incremental Term Loans agree, the Additional Credit Extension Amendment providing for such Incremental Term Loans may permit repurchases by, or assignments to, the Borrower or any Restricted Subsidiary of such Incremental Term Loans pursuant to open market purchases or “dutch auctions” so long as (1) no Event of Default shall have occurred and be continuing, (2) the Incremental Term Loans purchased are immediately and automatically canceled, (3) no proceeds from any loan under any revolving credit facility shall be used to fund such assignments or repurchases and (4) the purchasing party shall be required to identify itself and the seller shall make a customary “big boy” representation. The terms of any Increased Commitments shall be the same as those of the Revolving Commitments or Extended Revolving Commitments, as applicable; provided that Refinancing Revolving Commitments may have a later maturity date than, and pricing and fees different from, those applicable to the Revolving Commitments and Extended Revolving Commitments. For the avoidance of doubt, no Lender shall have any obligation to provide any Increased Commitment or Incremental Term Loan after the date hereof by virtue of this Agreement.

(b)        This Section 2.17 shall override any provisions in Section 9.02 to the contrary.

Section 2.18        Extended Revolving Commitments.

(a)        The Borrower may, with the consent of each Person providing an Extended Revolving Commitment, the Administrative Agent and any Person acting as swingline lender or issuing bank under such Extended Revolving Commitments, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments; provided that (i) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the Revolving Commitments of the applicable Class, (ii) any reduction in the applicable Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iii) any Extended Revolving Commitments provided pursuant to this clause (a) shall be in a minimum principal amount of $10,000,000.

(b)        Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Borrower, the Administrative Agent and each Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required pursuant to this Agreement). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement) in order to ensure that the Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Revolving Commitment.

(c)        The provisions of this Section 2.18 shall override any provision of Section 9.02 to the contrary.

Section 2.19        Defaulting Lenders.

(a)        Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)        Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders,” “Required Class Lenders” and “Required Revolving Lenders” and in Section 9.02.

(ii)        Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the

Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (B) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)        Certain Fees. That Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for such period) and (B) shall be limited in its right to receive a participation fee as provided in Section 2.19(c).

(iv)        Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.04, the Applicable Percentage of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the Revolving Credit Exposure of that Lender.

(b)        Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.19(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower for the period that such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)        Cash Collateral. If the reallocation described in Section 2.19(a)(iv) above cannot, or can only partially, be effected, within three (3) Business Day following the written request of the Administrative Agent, the applicable Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover the portion of such Defaulting Lender’s LC Exposure (after giving effect to Section 2.19(a)(iv) and any cash collateral provided by the Defaulting Lender or pursuant to Section 2.19(a)(ii) from payments made for the account of such Defaulting Lender) for so long as such LC Exposure is outstanding; provided that, (i) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this clause (c), the Borrower shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.09(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized; (ii) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to Section 2.19(a)(iv) above, then the fees payable to the Lenders pursuant to Sections 2.09(b) shall be adjusted to give effect to such reallocation; and (iii) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to Section 2.19(a)(iv) or Section 2.19(c) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all participation fees payable under Section 2.09(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

Section 2.20        Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Term Benchmark Loans or to convert Alternate Base Rate Loans to Term Benchmark Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Alternate Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent) (at the option of the Borrower), prepay or convert all Term Benchmark Loans of such Lender to Alternate Base Rate Loans (the interest rate on which Alternate Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21        Sustainability Targets.

(a)        The parties hereto acknowledge that the Sustainability Targets have not been determined and agreed as of the date of this Agreement and that Schedule 2.21 to the Disclosure Letter therefore has been intentionally left blank. The Borrower may submit in a request in writing to the Administrative Agent, no later than the first anniversary of the Closing Date, that this Agreement be amended to include the Sustainability Targets and other related provisions (including without limitation those provisions described in this Section 2.21), to be mutually agreed among the parties hereto in accordance with this Section 2.21 and Section 9.02 (such amendment, the “ESG Amendment”); it being understood and agreed that (x) prior to the effectiveness of an ESG Amendment, the

Borrower shall have mandated the Sustainability Structuring Agent to act as sole sustainability coordinator in connection with such ESG Amendment and any ESG-related matters in connection therewith (such mandate to be in a writing signed by the Borrower and the Sustainability Structuring Agent, or otherwise in form and substance reasonably satisfactory to the Sustainability Structuring Agent), and (y) in connection with the effectiveness of an ESG Amendment, the Borrower shall have paid any fees required to be paid to the Sustainability Structuring Agent in connection with such ESG Amendment) solely for the purpose of incorporating the Sustainability Targets and other related provisions (the “ESG Pricing Provisions” as defined below) into this Agreement. The proposed ESG Amendment shall also include the ESG Pricing Provisions (defined below) and identify a sustainability assurance provider, provided that any such sustainability assurance provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant, independent ratings agency and/or industry professional qualified in relation to one or more of the Sustainability Targets, in each case, of recognized national standing (the “Sustainability Assurance Provider”).

(b)        The Borrower and the Sustainability Structuring Agent, on behalf of the Administrative Agent and the Lenders shall in good faith enter into discussions to reach an agreement in respect of the proposed Sustainability Targets and Sustainability Assurance Provider, and any proposed incentives and penalties for compliance and non-compliance, respectively, with the Sustainability Targets, certain adjustments (an increase, decrease or no adjustment) to the Applicable Rate (including the Commitment Fee therein) (such provisions, collectively, the “ESG Pricing Provisions”) may be made; provided that the amount of any such adjustment made pursuant to an ESG Amendment shall not result in a decrease or an increase of more than (a) 0.01% in the commitment fees set forth in the definition of “Applicable Rate” and/or (b) 0.05% in the spread for Term Benchmark Loans, the spread for Alternate Base Rate Loans and the spread for RFR Loans set forth in the definition of “Applicable Rate”, which pricing adjustments shall be applied in accordance with the terms as further described in the ESG Pricing Provisions; provided that (i) in no event shall any of the spread for Term Benchmark Loans, the spread for Alternate Base Rate Loans, the spread for RFR Loans or the Commitment Fee be less than 0% at any time and (ii) for the avoidance of doubt, such pricing adjustments shall not be cumulative year-over-year, and each applicable adjustment shall only apply until the date on which the next adjustment is due to take place. The ESG Amendment shall become effective once the Borrower, the Administrative Agent and the Required Lenders have executed the ESG Amendment. The Borrower agrees and confirms that the ESG Pricing Provisions shall follow the Sustainability Linked Loan Principles, as published in February 2023, and as updated, revised supplemented or amended from time to time by the Loan Market Association, Asia Pacific Loan Market Association and the Loan Syndications & Trading Association (the “SLL Principles”).

(c)        Following the effectiveness of the ESG Amendment, any amendment or other modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Rate for Term Benchmark Loans, Alternate Base Rate Loans, RFR Loans or the commitment fees to a level not otherwise permitted by this Section 2.21 shall be subject only to the consent of the Required Lenders.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as of the Closing Date and (except as to representations and warranties made as of a date certain) as of the date such representations and warranties are deemed to be made under Section 4.02 of this Agreement, that:

Section 3.01        Organization; Powers; Subsidiaries.

(a)        Each of the Borrower and its Restricted Subsidiaries is (i) duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted and (iii) is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; except in each case referred to in clauses (i) (other than with respect to the Borrower), (ii) or (iii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)        (i) Schedule 3.01(a) to the Disclosure Letter identifies each Subsidiary as of the Closing Date that is (x) a Domestic Subsidiary of the Borrower or (y) a first-tier Foreign Subsidiary (collectively, the “Subject Subsidiaries”), and for each such Subject Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the authorized and issued shares of such Subject Subsidiary, the percentage of issued and outstanding shares of each class of capital stock or other equity interests of such Subject Subsidiary owned by the Borrower and the other Subject Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding and (ii) Schedule 3.01(b) to the Disclosure Letter is the organizational chart of the Borrower and identifies each Subsidiary as of the Closing Date. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01, as owned by the Borrower or another Subsidiary are owned, beneficially and of record, by the Borrower or any Subsidiary on the Closing Date free and clear of all Liens, other than Liens permitted under Section 6.03. As of the Closing Date, there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on Schedule 3.01 to the Disclosure Letter.

Section 3.02        Authorization; Enforceability.

(a)        The Transactions are, with respect to each Loan Party as of the Closing Date, within such Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action.

(b)        The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03        Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect, and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents and Liens permitted by Section 6.03); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

Section 3.04        Financial Statements; Financial Condition; No Material Adverse Change.

(a)        The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of operations, stockholders equity and cash flows of the Borrower (x) as of, and for the fiscal year ended, December 31, 2022 reported on by PricewaterhouseCoopers LLP, independent public accountants, and (y) as of, and for the fiscal quarter ended, March 31, 2023, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP (subject to normal year-end audit adjustments and the absence of certain footnotes in the case of the statements referred to in clause (y) above).

(b)        Since December 31, 2022, there has been no material adverse change in the business, assets, properties or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole.

Section 3.05        Properties. Each Loan Party has good record title to, or valid leasehold interests in, all its material real and personal property material to its business, subject to Liens permitted by Section 6.03 and except for such defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect.

Section 3.06        Litigation and Environmental Matters.

(a)        There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)        Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business of the Borrower or any of its Restricted Subsidiaries, (ii) has become obligated for any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.07        Compliance with Laws. Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.08        Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

Section 3.09        Taxes. Each of the Borrower and its Subsidiaries has (i) filed or caused to be filed all federal, state and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes (including any Taxes in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.10        Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.11        ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (b) no ERISA Event has occurred or is reasonably expected to occur; and (c) no Loan Party, nor any Subsidiary nor any ERISA Affiliate has received any written notification during the past five years that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA. The present value of all accrued benefits under each Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715 or subsequent recodification thereof, as applicable) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.

Section 3.12        Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature, to which the Borrower makes only those representations stated in the following sentence) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender on or before the Closing Date in connection with the negotiation of this Agreement or delivered thereunder or hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Borrower’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 3.13        Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X.

Section 3.14        Security Interests. The provisions of each Collateral Document, upon execution and delivery thereof by the parties thereto, are effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, upon the filing and recording of Intellectual Property security agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by this Agreement or the Collateral Documents), and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected first priority Liens on the Collateral (subject to Liens permitted by Section 6.03) to the extent perfection can be obtained by the filing of UCC financing statements, filing and recording of Intellectual Property security agreements, possession or control, securing the Obligations, enforceable against the applicable Loan Party.

Section 3.15        USA PATRIOT Act. Each of the Loan Parties and each of the Restricted Subsidiaries are in compliance, in all material respects, with the Act.

Section 3.16        Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers, and to the knowledge of the Borrower, their employees and agents are in compliance with Anti-Corruption Laws and Sanctions in all material respects. None of the Borrower, any Subsidiary or any of their respective directors, officers, and to the knowledge of the Borrower, their employees or agents that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. None of the Transactions contemplated hereby will violate any Anti-Corruption Law or Sanctions.

Section 3.17        Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses as the Borrower and its Restricted Subsidiaries.

Section 3.18        No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.19        EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.20        Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA), and, assuming the Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 3.21        Intellectual Property, Privacy and Data Security.

(a)        Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries owns, or is licensed or possesses the right to use, all Intellectual Property necessary to the conduct of its business as currently conducted. To the knowledge of Borrower or any Restricted Subsidiaries, no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property by the Borrower or any Restricted Subsidiary or the validity or effectiveness of any Intellectual Property owned by the Borrower or any Restricted Subsidiary, nor does the Borrower or any Restricted Subsidiary know of any valid basis for any such claim, other than any such claim that could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the use of Intellectual Property by the Borrower and its Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person.

(b)        Except as could not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Restricted Subsidiaries has taken commercially reasonable efforts to protect and maintain the security, integrity and continuous operation of the information technology assets (along with the data, including personal data processed thereby) used by them or on their behalf, and there has been no breach, violation or unauthorized access to the same.

ARTICLE IV

CONDITIONS

Section 4.01        Closing Date. The obligations of the Lenders to make Loans on the Closing Date and the effectiveness of the Revolving Commitments, and the obligations of the Revolving Lenders to make Revolving Loans thereunder, in each case, on the Closing Date, in each case, are subject to each of the following conditions being satisfied:

(a)        The Administrative Agent (or its counsel) shall have received a counterpart signature page of this Agreement signed on behalf of (i) each Loan Party, (ii) each Revolving Lender, and (iii) the Administrative Agent;

(b)        The Administrative Agent (or its counsel) shall have received the Guarantee Agreement, executed and delivered by (i) a duly authorized officer of the Borrower and each Guarantor party thereto on the Closing Date and (ii) the Administrative Agent;

(c)        The Administrative Agent (or its counsel) shall have received the Security Agreement executed and delivered by (i) a duly authorized officer of the Borrower and each Guarantor party thereto on the Closing Date and (ii) the Administrative Agent;

(d)         The Administrative Agent shall have received a Borrowing Request for the Revolving Loans to be made on the Closing Date one (1) Business Day prior to the Closing Date;

(e)        The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects, including such materiality qualifier) on and as of the Closing Date, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date;

(f)        After giving effect to the effectiveness of the Revolving Commitments and the incurrence of the Revolving Loans thereunder, in each case, on the Closing Date, no Default or Event of Default shall have occurred and be continuing;

(g)        The Administrative Agent shall have received the executed legal opinion of Morrison & Foerster LLP, counsel to the Borrower and the Guarantors, in form reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion;

(h)        The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization and existence of each Loan Party in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(i)        The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole on a consolidated basis) on the Closing Date after giving effect to the incurrence of Revolving Loans from a Financial Officer of the Borrower;

(j)        (i) The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information reasonably requested in writing by them at least ten Business Days prior to the Closing Date in order to allow the Lenders to comply with the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Closing Date, any Lender that has requested, in a written notice to the Borrower at least ten days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification;

(k)        The Administrative Agent, the Sustainability Agent and the Arrangers shall have received all fees (including any fees set forth in the funds flow) and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder;

(l)        The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(e) and (f) have been satisfied;

(m)        The Borrower shall have paid (or caused to be paid) to the Administrative Agent for the account of each Revolving Lender all upfront or similar fees separately agreed by the Borrower to be paid in connection with this Agreement; and

(n)        The Administrative Agent shall have received the Disclosure Letter; and

(o)        The Existing Credit Facility shall have been terminated and all amounts thereunder shall have been paid in full and all Liens granted in connection with the foregoing shall have been terminated; provided that the termination of the Liens in any mortgages on real property securing the Existing Credit Facility shall occur within 90 days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion); provided further that the termination of the Liens and security interests encumbering Intellectual Property of the Loan Parties granted under the Existing Credit Facility shall occur within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion); provided further that delivery of possessory collateral required to be delivered to the Administrative Agent pursuant to the Security Agreement after the use of the Borrower’s commercially reasonable efforts to provide such possessory collateral shall not be a condition to the availability of the Revolving Loans on the Closing Date (but shall be required to be satisfied as promptly as practicable after the Closing Date and in any event within 30 days of the Closing Date (or (1) automatically, if Borrower has used commercially reasonable efforts to cause the “Collateral Agent” under the Existing Credit Facility to return such possessory collateral, an additional 30 day period thereafter and (2) thereafter, such longer period as the Administrative Agent may agree in its reasonable discretion).

Section 4.02        Subsequent Credit Events. Except as provided in Section 2.17, the obligation of each Lender to make a Loan on the occasion of any Borrowing (but not a conversion or continuation of Loans) and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, in each case, following the Closing Date is subject to the satisfaction of the following conditions:

(a)        The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects, including such materiality qualifier) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date.

(b)        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)        The Administrative Agent or Issuing Bank, as applicable, shall have received a Letter of Credit Application, as applicable.

Each Borrowing (but not a conversion or continuation of Loans) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated or been cash collateralized or otherwise backstopped on terms satisfactory to the Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01        Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a)        within ninety (90) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2023, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception resulting solely from an upcoming maturity date of any Indebtedness or a prospective non-compliance with any financial maintenance covenant under this Agreement)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ending June 30, 2023, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)        (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate substantially in the form of Exhibit G executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (y) setting forth reasonably detailed calculations demonstrating compliance with the financial covenant set forth in Section 6.01 hereof and (ii) concurrently with any delivery of financial statements under clause (a) above, a Perfection Certificate Supplement or a certificate of a Financial Officer of the Borrower stating that there has been no change in the information set forth in the last Perfection Certificate or Perfection Certificate Supplement, as the case may be, most recently delivered to the Administrative Agent (provided that, with respect to Intellectual Property, such Perfection Certificate Supplement shall only provide updates with respect to Intellectual Property that constitute Designated IP Assets);

(d)        promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement and (ii) information necessary for the Administrative Agent or any Revolving Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, in each case, as the Administrative Agent or any Revolving Lender (in each case through the Administrative Agent) may reasonably request; and

(e)        at any time there are any Unrestricted Subsidiaries, with each set of consolidated financial statements referred to in Sections 5.01(a) and 5.01(b) above, (i) the related combined financial statements of the Unrestricted Subsidiaries accompanied by the certification of a Financial Officer of the Borrower certifying that such financial information presents fairly, in all material respects in accordance with GAAP, the financial position and result of operations of all Unrestricted Subsidiaries and (ii) a list of all Unrestricted Subsidiaries as of such date or confirmation that there has been no change in such information since the date of the last such list; provided, however, that no information pursuant to this clause (f) shall be required if the total amount of assets of all Unrestricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Sections 5.01(a) and 5.01(b) above, determined on a consolidated basis in accordance with GAAP, are less than 5.0% of Consolidated Total Tangible Assets.

Documents required to be delivered pursuant to this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet (if such website address has been identified to the Administrative Agent) or the website of the SEC; or (ii) on which such documents are delivered by the Borrower to the Administrative Agent to be posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower acknowledges and agrees that all financial statements furnished pursuant to paragraphs (a), (b) and (e) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.01(c) and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 5.02        Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a)        the occurrence of any Default;

(b)        any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any Environmental Laws, in each case that could reasonably be expected to result in a Material Adverse Effect;

(c)        not more than once each year, the removal of any Intellectual Property from the listing of Designated IP Assets (provided that the Borrower shall not be required to provide notice of any disposition that is not restricted by, or that is otherwise permitted by, Section 6.07); it being understood that (i) the only Intellectual Property that may be so removed is such Intellectual Property that is not implicated in any of the most recently developed product roadmaps ratified by a Responsible Officer of the Borrower or the applicable Restricted Subsidiaries and developed together with the legal department thereof and (ii) such notice shall be accompanied by a certification of a Responsible Officer of the Borrower as to the Intellectual Property so removed is no longer an Designated IP Asset; and

(d)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, specifying the nature thereof, what action the Borrower, any Subsidiary or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto (including any correspondence received from or pro-vided to the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto) and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03        Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights (including rights relating to Designated IP Assets), licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (i) (other than with respect to the Borrower) or clause (ii), in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Sections 6.07 or 6.09; provided further that, for the avoidance of doubt, clause (i) above shall not apply with respect to Immaterial Subsidiaries that are not Loan Parties.

Section 5.04        Payment of Taxes. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay material federal and other material state, provincial and other Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

Section 5.05        Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all tangible Property material to the conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, it being understood that this covenant only relates to the working order and condition of such properties and shall not be construed as a covenant not to dispose of such properties and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will, and will cause each of the other Loan Parties to name the Administrative Agent as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent prior written notice before any such policy or policies shall be altered or canceled.

Section 5.06        Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year; provided, further, that none of the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (x) that constitutes non-financial trade secrets or non-financial proprietary information, (y) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (z) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

Section 5.07        Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws), in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions.

Section 5.08        Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans that are drawn on the Closing Date will be used to finance the Refinancing and may be used to pay any accrued and unpaid interest, costs and expenses incurred in connection with the transactions consummated on the Closing Date. The proceeds of Loans and other Credit Events made following the Closing Date will be used to finance the working capital needs, and for general corporate purposes (including Permitted Acquisitions) or any other purposes not prohibited by this Agreement, of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the FRB, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.09        Further Assurances; Additional Security and Guarantees.

(a)        The Borrower shall, and shall cause each applicable Specified Domestic Subsidiary to, at the Borrower’s expense comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Borrower of any Perfection Certificate Supplement (provided that, with respect to Intellectual Property, such Perfection Certificate Supplement shall only provide updates with respect to Intellectual Property that constitute Designated IP Assets)).

(b)        Upon the formation (including by means of a division) or acquisition of any Specified Domestic Subsidiary by the Borrower or any Guarantor or the designation of any Unrestricted Subsidiary as a Restricted Subsidiary (to the extent such Restricted Subsidiary is also a Specified Domestic Subsidiary):

(i)        within sixty (60) days after such formation (including by means of a division) or acquisition (or such longer period as may be reasonably acceptable to the Administrative Agent):

(A)        cause any such Subsidiary to deliver a Perfection Certificate Supplement to the Administrative Agent (provided that, with respect to Intellectual Property, such Perfection Certificate Supplement shall only provide updates with respect to Intellectual Property that constitute Designated IP Assets);

(B)        deliver all certificated Equity Interests of such Subsidiary held by any Loan Party that are Collateral pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Loan Party and all intercompany notes owing to such Subsidiary to any Loan Party required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party;

(C)        cause each such Subsidiary to execute a supplement to each of the Guarantee Agreement and the Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement or this Agreement in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and Intellectual Property security agreements in the United States Patent and Trademark Office and the United States Copyright Office, as applicable; and

(D)        if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such Specified Domestic Subsidiary.

(c)        Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries shall not be required to comply with the provisions of this Section 5.09 to the extent that the cost of providing any Guarantee or obtaining the Liens, or perfection thereof, required by this Section are, in the reasonable determination of the Administrative Agent (in consultation with the Borrower), excessive in relation to the value to be afforded to the Lenders thereby.

(d)        Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Collateral Documents.

(e)        On the Investment Grade Rating Trigger Date, at the election of Borrower, all Liens in favor of the Secured Parties securing the Obligations pursuant to the Collateral Documents shall be released and terminated, and all rights in and to the Collateral pledged or assigned by any Loan Party thereunder to the Secured Parties shall automatically revert to such Loan Party, and the Administrative Agent (or such other collateral agent) shall return promptly any pledged Collateral in its possession to such Loan Party, or to the Person or Persons legally entitled thereto, and shall endorse, execute, deliver, record and file all instruments and documents, and do all other acts and things, reasonably required for the return of the Collateral to such Loan Party, or to the Person or Persons legally entitled thereto, and to evidence or document the release of the interests of the Secured Parties arising under the Collateral Documents, all as reasonably requested by, and at the sole expense of, such Loan Party.

(f)        If, after any Investment Grade Rating Trigger Date, a Secured Covenant Reinstatement Event occurs, the Collateral Suspension Period shall terminate and all Collateral and the Collateral Documents, and all Liens granted or purported to be granted therein, shall be reinstated as of the Collateral Reinstatement Date on the same terms as in effect immediately prior to the Investment Grade Rating Trigger Date, and the Loan Parties shall, at their sole cost and expense, take all actions and execute and deliver all documents including the delivery of new pledge and security documents, UCC-1 financing statements and stock certificates accompanied by stock powers reasonably requested by the Administrative Agent or Collateral Agent as necessary to create and perfect the Liens of the Collateral Agent in such Collateral, in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent, within 90 days of such Secured Covenant Reinstatement Event (or such longer period as the Administrative Agent may agree in its sole discretion) (the first date on which a new pledge and or security document is required to be delivered pursuant to the foregoing, the “Collateral Reinstatement Date”). Upon the occurrence of a Secured Covenant Reinstatement Event, a Secured Covenants Period shall be in effect until such time as a subsequent Investment Grade Rating Trigger Date shall occur. Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries during a Unsecured Covenants Period shall give rise to a Default or Event of Default on or after a Secured Covenant Reinstatement Event so long as such action or omission was permitted during such Unsecured Covenants Period.

Section 5.10        Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing; provided, further, that no Unrestricted Subsidiary shall own, or hold an exclusive license in, any Intellectual Property material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiaries’, as applicable, Investments therein at the time of the designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) at the time of designation of any Investment, the incurrence of Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiaries, as applicable, investment in such Subsidiary.

Section 5.11        Post-Closing Matters. The Borrower will, and will cause each of its Restricted Subsidiaries to take each of the actions set forth on Schedule 5.11 within the time period prescribed therefor on such schedule.

ARTICLE VI

NEGATIVE COVENANTS

From the date hereof until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated or been cash collateralized or otherwise backstopped on terms satisfactory to the Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01        Financial Covenant. The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 4.00 to 1.00.

Notwithstanding the foregoing, upon the consummation of a Material Permitted Acquisition and until the completion of the fiscal quarter in which such Material Permitted Acquisition was consummated and the three consecutive fiscal quarters immediately thereafter (the “Increase Period”), if elected by the Borrower by written notice to the Administrative Agent given on or prior to the date of consummation of such Material Permitted Acquisition, the maximum Total Net Leverage Ratio level for purposes of this Section 6.01 shall be increased to 5.00 to 1.00 for each relevant test period (the “Step-Up”) during such Increase Period.

Section 6.02        Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any Restricted Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(a)        secured Indebtedness (x) with respect to Indebtedness that is secured by Liens ranking pari passu with the Liens securing the Obligations, in an aggregate principal amount not to exceed the maximum aggregate principal amount of Loans that could be incurred by the Borrower at such time without causing the First Lien Net Leverage Ratio to exceed 3.25 to 1.00 after giving to its incurrence, calculated on a Pro Forma Basis as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement and (y) with respect to secured Indebtedness secured by a Lien ranking junior to the Liens securing the Obligations, in an aggregate principal amount not to exceed the maximum aggregate principal amount of Loans that could be incurred by the Borrower at such time while still being in compliance with Section 6.01, on a Pro Forma Basis after giving effect to such incurrence, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that at the time of incurrence such Indebtedness complies with the Ratio Incurrence Conditions;

(b)        unsecured Indebtedness of the Borrower and any Restricted Subsidiary in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not in excess $1,500,000,000 at any time outstanding;

(c)        other unsecured Indebtedness of the Borrower and any Restricted Subsidiary if at the time of the incurrence such unsecured Indebtedness (i) no Event of Default shall have occurred and be continuing and (ii) on a Pro Forma Basis after giving effect to its incurrence, the Borrower would be in compliance with Section 6.01 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement; provided that at the time of incurrence such Indebtedness complies with the Ratio Incurrence Conditions;

(d)        Indebtedness pursuant to any Loan Document, any Replacement Facility, any Incremental Equivalent Indebtedness or any Convertible Notes (including any Permitted Refinancing Indebtedness in respect thereof);

(e)        Indebtedness existing on the Closing Date (other than Indebtedness permitted by clause (d) above) set forth in Schedule 6.02 to the Disclosure Letter, and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e);

(f)        unsecured Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Loan Party to any Restricted Subsidiary, (iii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party and (iv) subject to Section 6.05(v), any Restricted Subsidiary that is not a Loan Party to any Loan Party;

(g)        Guarantees of Indebtedness incurred by (i) any Loan Party of obligations of any other Loan Party or any Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiaries that is not a Loan Party of obligations of the Borrower or any other Restricted Subsidiary, all to the extent permitted by Section 6.05(v);

(h)        Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (h) in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding;

(i)        Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(j)         Indebtedness of a Person acquired in a Permitted Acquisition existing at the time such Person becomes a Restricted Subsidiary and not created in contemplation thereof or incurred to consummate such Permitted Acquisition in an aggregate principal amount not to exceed $500,000,000 at any time outstanding; plus an unlimited additional principal amount of Indebtedness so long as after giving effect to the incurrence or assumption thereof, the Total Net Leverage Ratio, is less than or equal to the Total Net Leverage Ratio immediate prior to the incurrence or assumption of such Indebtedness;

(k)        Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, or the honoring by a bank of other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(l)        Indebtedness of the Borrower or any Restricted Subsidiary in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Restricted Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligations;

(m)        Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower to the extent permitted by Section 6.04; and

(n)        (i) Cash Management Obligations and other Indebtedness in respect of card obligations and similar cash management arrangements, (ii) any customary cash management, cash pooling or netting or setting-off arrangements incurred in the ordinary course of business and (iii) Indebtedness in respect of bankers’ acceptances, customs, or Taxes and other similar tax guarantees, in each case incurred in the ordinary course of business and not in connection with the borrowing of money.

(o)        Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;.

Section 6.03        Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a)        Permitted Encumbrances;

(b)        (w) Liens pursuant to the Loan Documents, (x) Liens pursuant to any Replacement Facility, (y) Liens securing any Incremental Equivalent Indebtedness, so long as, in the case of any Incremental Equivalent Indebtedness, the holders of such Indebtedness, or a trustee or agent acting on their behalf, are parties to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable and (z) Liens securing other secured Indebtedness permitted to be incurred pursuant to Section 6.02(a) hereof so long as, the holders of such Indebtedness are parties to the First Lien Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable (including in each case, any Permitted Refinancing Indebtedness in respect thereof);

(c)        any Lien on any Property of the Borrower or any Restricted Subsidiary existing on the Closing Date (other than Liens permitted by clause (b) above and clause (y) below) set forth in Schedule 6.03 to the Disclosure Letter, and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Restricted Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.02, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof;

(d)        any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any Property of any Person that becomes a Restricted Subsidiary after the Closing Date pursuant to a Permitted Acquisition prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Restricted Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof and (iv) Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extensions thereof) is permitted under Section 6.02;

(e)        Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.02, and (ii) such security interests shall not apply to any other Property of the Borrower or any Restricted Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof;

(f)        rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related Liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g)        Liens on assets of Foreign Subsidiaries to the extent the Indebtedness secured thereby is permitted pursuant to Section 6.02; provided that the aggregate principal amount of all such Indebtedness so secured shall not exceed $250,000,000 at any one time;

(h)        Liens securing Indebtedness owing to the Borrower or any Guarantor;

(i)        leases, licenses, authorizations, covenants not to sue, subleases or sublicenses granted to others in the ordinary course of business which do not materially detract from the value of Collateral or interfere in any material respect with the business of the Borrower or any Restricted Subsidiary;

(j)        Liens in favor of customs, import, export and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(k)        Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits, (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry; and (iv) incurred in connection with a cash management program established in the ordinary course of business;

(l)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(m)        Liens deemed to exist in connection with Investments in equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements permitted under Section 6.05;

(n)        rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)        ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Restricted Subsidiary;

(p)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(q)        Liens securing insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r)        Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(s)        any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms of the joint venture documents;

(t)        Liens on cash, Cash Equivalents or other property arising in connection with any defeasance, discharge or redemption of Indebtedness;

(u)        (i) zoning, building, entitlement, public utility and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(v)        Liens solely on any cash earnest money deposits or other similar escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any Investment, Disposition, letter of intent or purchase agreement in each case permitted hereunder;

(w)        Liens on property or assets under construction or development (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(x)        Liens (including put and call arrangements) on capital stock or other securities of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(y)        (i) Liens on capital stock of joint ventures securing capital contributions thereto and (ii) customary rights of first refusal, put/call arrangements, and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly-owned Subsidiaries;

(z)        Liens on Intellectual Property (other than Designated IP Assets) of the Borrower and its Restricted Subsidiaries to secure payments to any developer of such Intellectual Property; and

(aa)        Liens not otherwise permitted by this Section 6.03, provided that a Lien shall be permitted to be incurred pursuant to this clause (aa) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (aa) would not exceed the greater of (x) $1,000,000,000 and (y) 30% of Consolidated EBITDA at any one time.

Notwithstanding the forgoing, the Borrower will not, and will not permit any Restricted Subsidiary to grant any Lien (other than Permitted Encumbrances) securing Indebtedness on any Material Real Property

Section 6.04        Restricted Payments. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)        so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, the Borrower may make other Restricted Payments (including any Restricted Payments in respect of any Junior Financing or Permitted Convertible Notes) in amounts not to exceed the Available Amount; provided that the Borrower may only make the Restricted Payments permitted under this clause (a) so long as the Total Net Leverage Ratio on a Pro Forma Basis, as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of this Agreement, would not exceed 3.25 to 1.00;

(b)        so long as no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, the Borrower or any Restricted Subsidiary may make unlimited Restricted Payments under this clause (b) (including any payments in respect of any Junior Financing or Permitted Convertible Notes) so long as (A) on a Pro Forma Basis the Total Net Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement would not exceed 2.75 to 1.00 and (B) no Event of Default has occurred and is continuing or would arise after giving effect thereto;

(c)        the Borrower or any Restricted Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests;

(d)        any Restricted Subsidiary may declare and make Restricted Payments (i) to the Borrower or any Guarantor or any other Person that directly owns Equity Interests, ratably with respect to their Equity Interests or (ii) for so long as such Restricted Subsidiary is a member of a group filing a consolidated, combined or unitary return with the Borrower, to the Borrower and any other holder of Equity Interests of such Subsidiary permitted hereunder in order to pay consolidated, combined or unitary federal, state or local taxes which payments by such Restricted Subsidiary are not in excess of the tax liabilities that would have been payable by such Restricted Subsidiary and its Subsidiaries on a stand-alone basis (taking into account any net operating loss carry forwards attributable to such Restricted Subsidiary and its Subsidiaries;

(e)        the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Restricted Subsidiaries in an amount (exclusive of any amounts paid to account for or otherwise reimburse any withholding taxes) not to exceed $7,500,000 in any fiscal year and $15,000,000 during the term of this Agreement plus, in each case, any proceeds received by the Borrower in connection with the issuance of Equity Interests that are used for the purposes described in this clause (e); provided, that any payment in respect of an Unrestricted Subsidiary shall count as an Investment under Section 6.05(v);

(f)        the Borrower may make Restricted Payments consisting of the cashless exercise of options and warrants of the Equity Interests of the Borrower or any of its Subsidiaries (including, in connection with the payment of, or reimbursement for, any withholding taxes);

(g)        each Restricted Subsidiary may make Restricted Payments to the Borrower and to wholly owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis based on their relative ownership interests);

(h)        each of the Borrower and its Restricted Subsidiaries may enter into, exercise its respective rights and performs its respective obligations under Permitted Call Spread Hedge Agreements;

(i)        the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Qualified Equity Interests of the Borrower, including Designated Preferred Stock;

(j)        so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom the Borrower may make Restricted Payments in the form of a dividend (including, for the avoidance of doubt, cash dividends) or any payment, purchase, redemption, defeasance, retirement or other acquisition of Equity Interests in an amount not to exceed $350,000,000 in any fiscal year;

(k)        so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares, in each case, to the extent consideration therefor consists of the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(l)        the Convertible Notes may be converted into shares of Borrower Equity Interests (other than Disqualified Equity Interests) in accordance with the conversion provisions of such Convertible Notes payable on conversion in accordance with the terms of the applicable Convertible Notes Indenture;

(m)        the Convertible Notes may be (i) converted into the right to receive cash in the conversion value in accordance with the conversion provisions of such Convertible Notes (and the Borrower may pay cash settlements to holders of such Convertible Notes payable upon the conversion of such Convertible Notes in accordance with the terms of such Convertible Notes Indenture); provided that, with respect to the 2023 Convertible Notes, 2027 Convertible Notes and 2029 Convertible Notes or any Permitted Convertible Notes (so long as such Permitted Convertible Notes comply with the terms of clause (iv) of the definition of Permitted Convertible Notes, for purposes of this clause (m), the payment of cash upon such conversion does not exceed the principal amount of such Convertible Notes being converted; (ii) redeemed or repurchased as a result of any asset sale, change of control, fundamental change or other similar required repurchase or redemption event prior to the final stated maturity in accordance with the terms of the applicable Convertible Notes Indenture; and (iii) with respect to the 2023 Convertible Notes, 2027 Convertible Notes and 2029 Convertible Notes, redeemed or repurchased pursuant to this clause (m) in connection with the “call” provisions set forth in the applicable Convertible Notes Indenture;

(n)        the Borrower and its Restricted Subsidiaries may make payments in cash, capital stock or otherwise (including pursuant to clause (1) of the definition of Restricted Payments herein) to make payments pursuant to clause (2) of the definition of Restricted Payments permitted hereunder;

(p)        the Borrower and its Restricted Subsidiaries may make Restricted Payments comprised of prepayments, redemptions, purchases, defeasances or other satisfactions of Junior Financing initially incurred by an Acquired Entity or Business, as part of the transactions consummated in connection with the acquisition of such entity or business or with the net cash proceeds of any Permitted Refinancing Indebtedness in respect of such Junior Financing;

(q)        the Borrower and its Restricted Subsidiaries may make Restricted Payments comprised of payments upon the conversion of any Junior Financing to cash or Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(s)        the Borrower may purchase its capital stock from present or former officers, directors, employees or consultants of the Borrower or any of its Subsidiaries upon the death, disability or termination of employment or services of such individual;

(t)        the Borrower and its Restricted Subsidiaries may make payments of intercompany loans so long as such repayments are in accordance with the terms of any applicable intercompany note;

(u)        the payment of amounts in connection with equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements in the ordinary course of business; and

(v)        the payment of dividends and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with any other provision of this Section 6.04.

Section 6.05        Investments. The Borrower will not, and will not allow any of its Restricted Subsidiaries to make or hold any Investments, except:

(a)        any Investment; provided that (A) the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made and (B) on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.25 to 1.00;

(b)        unlimited Investments under this clause (b) so long as on a Pro Forma Basis at the time such Investment is made the Total Net Leverage Ratio as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) of this Agreement would not exceed 3.00 to 1.00;

(c)        in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost, if applicable) not to exceed $1,500,000,000 at any time outstanding;

(d)        Investments by the Borrower or a Restricted Subsidiary in cash and Cash Equivalents;

(e)        loans or advances to officers, directors, consultants and employees of the Borrower and the Restricted Subsidiaries made in the ordinary course of business or acquired by the Borrower or any Restricted Subsidiary (in addition to any Permitted Refinancing Indebtedness thereof) in an aggregate principal amount outstanding not to exceed $15,000,000;

(f)         Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business,

(g)        Investments resulting from (x) the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.07 (other than Section 6.07(h)) or Restricted Payments permitted by Section 6.04 and (y) obligations to make payments with respect to or in connection with seller notes and similar instruments;

(h)        Investments existing on the Closing Date and set forth on Schedule 6.05(h) to the Disclosure Letter, and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(i)        Investments in Swap Agreements not entered into for speculative purposes;

(j)        Permitted Acquisitions (including, for the avoidance of doubt, Investments in Restricted Subsidiaries serving as the acquiror entity in any Permitted Acquisition);

(k)        Investments by any Loan Party in the form of an advance, loan, extension of credit or capital contribution in any Foreign Subsidiary that is not a Loan Party, the proceeds of which shall be solely applied by such Foreign Subsidiary to fund operations in the ordinary course of business or to fund Capital Expenditures;

(l)        Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(m)        Investments consisting of extension of credit in the nature of accounts receivables or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other Persons to the extent reasonably necessary in order to prevent or limit loss or in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(n)        Investments consisting of acquisitions of Equity Interests or securities received in settlement of debts created in the ordinary course and owing to the Borrower or any Restricted Subsidiary in satisfactions of judgment;

(o)        Investments in the ordinary course of business consisting of the non-exclusive licensing of Intellectual Property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(p)        investments, loans, advances, guarantees and acquisitions resulting from a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(q)        Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(r)        Investments held by an Acquired Entity or Business (including by means of a division) (or designated as such) after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 6.09 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, division or consolidation and were in existence on the date of such acquisition, merger, division or consolidation;

(s)        subject to Section 5.10, Investments comprising the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in an aggregate amount not to exceed $25,000,000;

(t)        Guarantee Obligations permitted by Section 6.02;

(u)        intercompany Investments by (i) the Borrower or any Restricted Subsidiary in any Loan Party; provided that all such intercompany Investments to the extent such Investment is a loan or advance owed to a Loan Party are evidenced by the Intercompany Note and (ii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party;

(v)        intercompany Investments by any Loan Party in the form of advance, loan, extension of credit or capital contribution in any Restricted Subsidiary, that, after giving effect to such Investment, is not a Guarantor (including, without limitation, Guarantee Obligations with respect to obligations of any such Restricted Subsidiary, loans made to any such Restricted Subsidiary and Investments resulting from mergers with or sales of assets to any such Subsidiary to the extent cash consideration equal to fair market value is not otherwise received by such Loan Party in connection with such asset sale) in an amount (but excluding for the avoidance of doubt all such Investments outstanding as of the Closing Date and listed on Schedule 6.05(h) to the Disclosure Letter) not to exceed the greater of (A) $50,000,000 and (B) 1.0% of Consolidated Total Tangible Assets at any time outstanding;

(w)        Investments in connection with equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements; and

(x)        guarantees (i) by any Loan Party of Indebtedness and other obligations of Borrower and the other Loan Parties not otherwise permitted hereunder, (ii) by the Borrower or any Restricted Subsidiary of Indebtedness and other obligations of any Loan Party not otherwise permitted hereunder, (iii) by any Restricted Subsidiary that is not a Guarantor of Indebtedness and other obligations of any other Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder and (iv) by any Loan Party of Indebtedness and other obligations of any Restricted Subsidiary that is not a Guarantor not otherwise permitted hereunder subject, in the case of this clause (iv) to the limits set forth in Section 6.05(v) above.

Notwithstanding anything to the contrary contained in this Agreement, no Designated IP Assets may be contributed as an Investment to any Subsidiary that is not a Loan Party.

Section 6.06        Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions other than on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, except (a) transactions between or among Loan Parties; (b) transactions among Restricted Subsidiaries that are not Loan Parties or among Restricted Subsidiaries that are not Loan Parties and Loan Parties; (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Restricted Subsidiary; (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business; provided that any payment in respect of an Unrestricted Subsidiary shall count as an Investment under Section 6.05(v); (e) Restricted Payments and other payments permitted under Section 6.04; (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Restricted Subsidiaries; (g) pledges of the Equity Interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary; (h) the provision of Cash Collateral permitted under Section 6.03(w) and payments and distributions of amounts therefrom; and (i) transactions existing or contemplated on the Closing Date.

Section 6.07        Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Disposition, except:

(a)        any Disposition of Property (other than Intellectual Property); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (or the right to receive cash (including, without limitation, pursuant to seller notes and other similar instruments representing deferred purchase price amounts)) and (iii) the Disposition is on an arm’s length basis;

(b)        non-exclusive licenses of technology in the ordinary course of business which, in the aggregate do not materially detract from the value of any Collateral or materially interfere with the ordinary conduct of the business of the Loan Parties or any of their Restricted Subsidiaries;

(c)        sales, leases, transfers or other dispositions of Intellectual Property (whether through the direct transfer of the ownership, transfer of the Equity Interests of the owner of such Intellectual Property, exclusive licensing of such Intellectual Property or otherwise) by the Borrower and the Restricted Subsidiaries of:

(i)        Intellectual Property that are Designated IP Assets; provided that the aggregate purchase price or other consideration (exclusive of success or similar fees and royalties, including fees based on future enforcement of such Designated IP Assets) for such sales in reliance upon this clause (c)(i) shall not exceed the greater of (x) $125,000,000 and (y) 4.0% of Consolidated EBITDA for the prior four (4) consecutive fiscal quarter period of the Borrower;

(ii)        Intellectual Property that are not Designated IP Assets; provided that (x) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (y) the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (or the right to receive cash (including, without limitation, pursuant to seller notes and other similar instruments representing deferred purchase price amounts)) and (z) the Disposition is on an arm’s length basis;

(d)        the abandonment, lapse or other termination of any Intellectual Property (including allowing any registrations or any applications for registration of any Intellectual Property to lapse or go abandoned) in the ordinary course of business where such Intellectual Property is, in the good faith determination of the Borrower, (i) no longer commercially reasonable or practical to maintain under the circumstances or (ii) no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(e)        Dispositions of obsolete, damaged, uneconomic, used, surplus or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries, in each case, in the ordinary course of business;

(f)        Dispositions of inventory and goods held for sale, each in the ordinary course of business;

(g)        the unwinding or settling of any Swap Agreement;

(h)        Dispositions permitted by Section 6.05;

(i)        Dispositions of cash and Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement;

(j)        Dispositions of accounts receivable in connection with the collection or compromise thereof;

(k)        Dispositions of Investments in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)        Dispositions in connection with equipment repurchase agreements, consignment arrangements, inventory supply agreements and other similar agreements, so long as such agreements were entered into in the ordinary course of business;

(m)        the sale or issuance of any Restricted Subsidiary’s Equity Interests to the Borrower or any Guarantor, or if any Restricted Subsidiary is not a Loan Party, to any other Restricted Subsidiary;

(n)        any Restricted Subsidiary of the Borrower may Dispose of any assets to the Borrower or any Guarantor, or subject to Section 6.05 (to the extent applicable), any other Restricted Subsidiary, and any Restricted Subsidiary that is not a Guarantor may Dispose of any assets, or issue or sell Equity Interests, to any other Restricted Subsidiary that is not a Guarantor;

(o)        (i) the issuance or sale of shares of any Restricted Subsidiary’s Equity Interests to qualified directors if required by applicable law and (ii) compensatory issuances or grants of Equity Interests of the Borrower approved by the Borrower’s board of directors, any committee thereof or any designee of either to employees, officers, directors or consultants made pursuant to equity-based compensation plans or arrangements that have been approved by the shareholders of the Borrower;

(p)        Dispositions or exchanges of equipment or other property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(q)        Dispositions in the form of leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Restricted Subsidiary, taken as a whole;

(r)        Dispositions of the Equity Interests of Unrestricted Subsidiaries;

(s)        any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business (including, for the avoidance of doubt, claims from a Governmental Authority).

Notwithstanding anything to the contrary contained in this Agreement, the disposition of Designated IP Assets by a Loan Party to any Subsidiary that is not a Loan Party shall not be permitted except for Dispositions permitted pursuant to Section 6.07(b) above.

Section 6.08        Changes in Fiscal Year; Accounting Standards; Lines of Business.

(a) The Borrower will cause its fiscal year to end on December 31 of each calendar year; provided that the Borrower may upon written notice to the Administrative Agent cause its fiscal year to end on another date with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

(b) The Borrower will not make or permit any changes in accounting policies or reporting practices, except changes that are required by GAAP (or deemed by the Borrower to be advisable under or reasonable interpretations of GAAP) or change independent accounts other than to any nationally recognized firm or such other firm reasonably acceptable to the Administrative Agent.

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

Section 6.09        Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time of any such merger, consolidation, liquidation or dissolution and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a)        any Restricted Subsidiary may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the surviving Person in such merger or consolidation;

(b)        any Restricted Subsidiary may be merged or consolidated or be amalgamated (i) with or into any other Restricted Subsidiary (provided that if only one party to such transaction is a Guarantor, the continuing or surviving corporation shall be a Guarantor) or (ii) in order to consummate any Investment otherwise permitted by Section 6.05;

(c)        any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary or subject to Section 6.05, any other Restricted Subsidiary;

(d)        any Loan Party may merge or consolidate with any other Person in a transaction in which such Loan Party is the surviving Person in such merger or consolidation;

(e)        the Borrower and any Restricted Subsidiary may enter into any merger, consolidation or similar transaction with another Person to effect a transaction permitted under Section 6.05; provided that in the case of the Borrower, the Borrower shall be the continuing or surviving corporation;

(f)        any Immaterial Subsidiary (other than a Qualifying Subsidiary) may liquidate or dissolve voluntarily;

(g)        any Restricted Subsidiary may merge into or consolidate with the Borrower or any other Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary (and, if any party to such merger or consolidation is a Loan Party, is a Loan Party); provided that if the Borrower is a party to any such merger or consolidation transaction, the Borrower shall be the surviving Person in such merger or consolidation;

(h)        transactions permitted under Section 6.07 shall be permitted; and

(i)        any Unrestricted Subsidiary may merge into a Restricted Subsidiary in a transaction in which the surviving entity is a Restricted Subsidiary to effect a transaction permitted under Section 6.05.

Section 6.10        Amendments of Junior Financings. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing.

Section 6.11        Amendments to Organizational Documents. The Borrower shall not amend or otherwise modify any of its organizational documents in a manner that would be materially adverse to the Lenders.

Section 6.12        Burdensome Agreements. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity or assets of such Restricted Subsidiary, (iii) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Restricted Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the agreements being assumed, (iv) any restrictions set forth in any Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a) and (d), Replacement Facility or any Junior Financing so long as the restrictions set forth therein are not, taken as a whole, materially more restrictive than the corresponding provisions in the Loan Documents, (v) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (vi) restrictions and conditions existing on the Closing Date on Schedule 6.12 to the Disclosure Letter (but not to any amendment or modification expanding the scope or duration of any such restriction or condition), (vii) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (viii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (ix) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (x) any agreement of a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party governing Indebtedness permitted to be incurred or permitted to exist under Section 6.02(i), (xi) any agreement or arrangement already binding on a Restricted Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition, (xii) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 6.05), which limitation is applicable only to the assets that are the subject of such agreements, (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) restrictions imposed by any Governmental Authority or arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (xv) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Section 6.13        Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits limits or imposes any condition upon the ability of the Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement, the other Loan Documents, and other agreements governing such Indebtedness, (b) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) any agreement governing any Junior Financing, Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a), (b) and (d) or a Replacement Facility permitted hereunder so long as the restrictions set forth therein are no more restrictive than the corresponding provisions in the Loan Documents, (d) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary, (e) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Restricted Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the agreements being assumed, (f) any agreement of a Foreign Subsidiary governing Indebtedness permitted to be incurred or permitted to exist under Section 6.02, (g) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (h) customary restrictions contained in Indebtedness incurred pursuant to Section 6.02 (provided that such restrictions do not restrict the Liens securing the Obligations), (i) restrictions arising in connection with cash or other deposits permitted under Sections 6.03 or 6.05 and limited to such cash or deposit, (j) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (k) restrictions imposed by any Governmental Authority or arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit, and (l) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Section 6.14        Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity or assets of such Restricted Subsidiary, (iii) the foregoing shall not apply to restrictions and conditions contained in agreements of any Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or agreements assumed from any Person in connection with the acquisition of assets by the Borrower or any Restricted Subsidiary of such Person after the date hereof, provided that such agreements exist at the time such Person becomes a Restricted Subsidiary or such agreements are assumed and in each case are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the agreements being assumed, (iv) any restrictions set forth in any Incremental Equivalent Indebtedness, other secured Indebtedness permitted to be incurred pursuant to Sections 6.02(a), Replacement Facility or any Junior Financing so long as the restrictions set forth therein are not, taken as a whole, materially more restrictive than the corresponding provisions in the Loan Documents, (v) any agreements governing any purchase money Liens or Finance Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (vi) restrictions and conditions existing on the Closing Date on Schedule 6.14 to the Disclosure Letter (but not to any amendment or modification expanding the scope or duration of any such restriction or condition), (vii) restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement but solely to the extent that such restrictions or conditions apply only to the property or assets subject to such permitted Lien, (viii) customary provisions in leases, licenses and other contracts entered into in the ordinary course of business restricting the assignment thereof, (ix) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (x) any agreement of a Foreign Subsidiary or Restricted Subsidiary which is not a Loan Party governing Indebtedness permitted to be incurred or permitted to exist under Section 6.02(i), (xi) any agreement or arrangement already binding on a Restricted Subsidiary when it is acquired so long as such agreement or arrangement was not created in anticipation of such acquisition, (xii) customary provisions limiting the disposition or distribution of assets or property in asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements in the ordinary course of business (including agreements entered into in connection with any Investment permitted under Section 6.05),which limitation is applicable only to the assets that are the subject of such agreements, (xiii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xiv) restrictions imposed by any Governmental Authority or arising by reason of applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit or (xv) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Section 6.15        Suspension of Certain Covenants on Achievement of Investment Grade Status. Upon the Investment Grade Rating Trigger Date, the Lenders hereby authorize the Administrative Agent and the Borrower to enter into an amendment to modify the negative covenants to effectuate the changes described on Annex 6.15 at the option of Borrower (it being understood that if the Borrower makes such election, all of the changes described on Annex 6.15 shall be made); provided that in the event of a Secured Covenants Reinstatement Event, the negative covenants shall be reinstated on the same terms as in effect immediately prior to the Investment Grade Rating Trigger Date, until a subsequent Investment Grade Rating Trigger Date shall occur. Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, no action taken or omitted to be taken by the Borrower or any of its Restricted Subsidiaries during an Unsecured Covenants Period shall give rise to a Default or an Event of Default on or after a Secured Covenant Reinstatement Event so long as such action or omission was permitted during such Unsecured Covenants Period.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)        the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement (unless financed with a Borrowing as contemplated by Section 2.04(c)) when and as the same shall become due and payable in accordance with the terms hereof;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof;

(c)        any representation or warranty made or deemed made by or on behalf of the Borrower or Restricted Subsidiary in this Agreement or any other Loan Document, or in any certificate, or other document required to be delivered in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI, , Section 5.02(a), Section 5.03(i) (solely with respect to the legal existence of the Borrower) or Section 5.08; provided that an Event of Default under this clause (d) as a result of a breach of Section 6.01 shall not constitute an Event of Default for purposes of any Incremental Term Loan unless and until the Required Revolving Lenders have declared all outstanding Obligations under the Revolving Facility to be immediately due and payable and such declaration has not been rescinded on or before such date;

(e)        any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f)        (i) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period; or (ii) the occurrence under any Swap Agreement of an “early termination date” (or equivalent event) of such Swap Agreement resulting from any event of default or “termination event” under such Swap Agreement as to which the Borrower or any Restricted Subsidiary is the “defaulting party” or “affected party” (or equivalent term) and, in either event, the termination value with respect to any such Swap Agreement owed by the Borrower or any Restricted Subsidiary as a result thereof exceeds $100,000,000 and the Borrower or any Restricted Subsidiary fails to pay such termination value when due after applicable grace periods.

(g)        the Borrower or any Restricted Subsidiary shall default in the performance of any obligation in respect of any Material Indebtedness, in each case, that results in such Material Indebtedness becoming due and payable prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or as a result of a casualty event affecting such property or assets, (ii) Indebtedness of an Acquired Entity or Business that becomes due as a result of the related Permitted Acquisition if such Indebtedness is discharged in full in connection with the consummation of such Permitted Acquisition, (iii) any default that is validly waived by the holders of the relevant Material Indebtedness prior to any termination of Commitments or acceleration of Loans as provided below in this Article or (iv) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default or event of default thereunder;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect that remains undismissed, undischarged or unbonded for a period of sixty (60) days, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Bor rower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j)        the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k)        one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l)        an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)        a Change in Control shall occur;

(n)        at any time, any Lien purported to be created by any Collateral Document, for any reason other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.07 or 6.09) or the satisfaction in full of all the Obligations or (ii)(A) the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments actually delivered to it representing Collateral pledged under the Collateral Documents or (B) a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner (provided that in the case of each of subclauses (A) and (B) the Loan Parties shall have taken such remedial action as the Administrative Agent may reasonably request), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document or Guarantee Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document or Guarantee Agreement (other than as a result of repayment in full of the Obligations and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document or Guarantee Agreement, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require the Borrower to Cash Collateralize 103% of the outstanding LC Exposure; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Borrower shall Cash Collateralize 103% of the outstanding LC Exposure.

If, upon the occurrence and during the continuation of an Event of Default, there are any letters of credit outstanding under one or more Outside LC Facilities, then, during such period, the Cash Management Obligations arising thereunder shall, solely for purposes of Section 10.1 of the Security Agreement, be deemed to be (i) the sum of (x) the aggregate stated amount of all letters of credit then outstanding under the Outside LC Facilities plus (y) such additional amounts as the agent or issuing bank under each Outside LC Facility shall require for purposes of cash collateralizing the applicable Cash Management Obligations arising under such Outside LC Facility (but not to exceed 103% of the outstanding exposure in respect of such letters of credit) in accordance with the terms of the applicable Outside LC Facility minus (ii) in each case, the amount of any cash collateral in respect of such Cash Management Obligations held by an agent or issuing bank under any applicable Outside LC Facility.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

(a)        Each of the Lenders and the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its agent and authorizes JPMorgan Chase Bank, N.A. to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the collateral agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the collateral agent, the Lenders and the Issuing Bank, and no Borrower shall have rights as a third party beneficiary of any of such provisions.

(b)        The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c)        Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is an Eligible Assignee. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information to, any Disqualified Lender.

(d)        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(e)        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(f)        The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents reasonably appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(g)        The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default under clause (a), (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan

Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by JPMorgan Chase Bank, N.A. as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender,” the Required Lenders may, to the extent permitted by applicable Laws, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent, and the Borrower in consultation with the Lenders shall, unless an Event of Default shall have occurred and be continuing, in which case the Required Lenders in consultation with the Borrower shall, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, without the consent of the Borrower (not to be unreasonably withheld), the Required Lenders shall not be permitted to select a successor that is not a U.S. financial institution described in Treasury Regulation Section 1.1441-1(b)(2)(ii) or a U.S. branch of a foreign bank described in Treasury Regulation Section 1.1441-1(b)(2)(iv)(A). If no such successor shall have been appointed by the Borrower or the Required Lenders, as applicable, and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with notice on the Removal Effective Date.

(h)        Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(i)        To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.14, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, Liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of any failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (i). The agreements in this clause (i) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, a “Lender” shall, for purposes of this clause (i), include any Issuing Bank.

(j)        The Lenders irrevocably agree:

(i)        that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations, in each case not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit, (B) at the time the Property subject to such Lien is transferred in connection with any transfer permitted hereunder to any Person (other than in the case of a transfer by a Loan Party, any transfer to another Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guarantee Agreement pursuant to clause (iii) below;

(ii)        (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.03(h) the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and (B) that the Administrative Agent is authorized (but not required) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.03 to be senior to the Liens securing the Obligations; and

(iii)        that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder or ceases to be a Specified Domestic Subsidiary (other than as a result of a transaction not permitted hereunder).

(iv)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Lenders and the Issuing Banks hereby agree, and each of the Administrative Agent and the Collateral Agent is hereby irrevocably authorized by each Lender and Issuing Bank (without requirement of notice to or consent of any Lender or Issuing Bank) to amend any Collateral Documents, enter into any new Collateral Documents and make filings related thereto in connection with any Secured Covenant Reinstatement Event.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guarantee Agreement or Security Agreement pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guarantee Agreement or Security Agreement, in each case in accordance with the terms of the Loan Documents and this paragraph (j) and subject to the Administrative Agent’s receipt of a certification by the Borrower and applicable Loan Party stating that such transaction is in compliance with this Agreement and the other Loan Documents and as to such other matters with respect thereto as the Administrative Agent may reasonably request.

Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

(k)        Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)        such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, Letters of Credit or the Commitments;

(ii)        the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith;

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(l)        In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(m)        The Administrative Agent, the Sustainability Structuring Agent  and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

(n)        No Cash Management Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents

(o)        (i) Each Lender and the Issuing Bank hereby agree that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this paragraph (o) shall be conclusive, absent manifest error.

(ii)        Each Lender and the Issuing Bank hereby further agree that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and the Issuing Bank agree that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii)        The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except to the extent such erroneous Payment relates to funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment to satisfy any Obligations (except to the extent such funds are erroneously transferred back to the Borrower or any other Loan Party).

(iv)        Each party’s obligations under this paragraph (o) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE IX

MISCELLANEOUS

Section 9.01        Notices.

(a)        Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to the Borrower, the Administrative Agent the Issuing Bank or to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)        Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent, the Sustainability Structuring Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Sustainability Structuring Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Borrower or the Subsidiaries or any of their respective securities for purposes of United States Federal securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.12, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent, the Sustainability Structuring Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES, THE SUSTAINABILITY STRUCTURING AGENT AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR

THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES, THE SUSTAINABILITY STRUCTURING AGENT OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(d)        Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Section 9.02        Waivers; Amendments.

(a)        No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Except as otherwise set forth in this Agreement or any other Loan Document (including in Section 2.11(b), (c) and (d)), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest or premium thereon (other than any waiver of the application of the default rate of interest pursuant to Section 2.10(d), which shall only require the consent of the Required Lenders), or reduce any fees payable hereunder, without the written consent of each Lender directly adversely affected thereby, it being understood that any change to the definition of “Total Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in such rate or fee, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby, (iv) change Section 2.15(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or the payment waterfall provisions, without the written consent of each Lender directly adversely affected thereby, (v) change any of the provisions of this Section, the definition of

“Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or each Lender of the applicable Class, as applicable, (vi) release all or substantially all of the value of (x) the Guarantees provided by the Guarantors under the Guarantee Agreement and (y) the Collateral from the Lien of the Collateral Documents (other than pursuant to or as permitted by the terms of any Loan Document), without the written consent of each Lender (except in connection with a transaction permitted hereby), (vii) after the Closing Date, waive or modify any condition precedent set forth in Section 4.02 with respect to Borrowings of Revolving Loans, without the written consent of Required Revolving Lenders, (viii) contractually subordinate (x) the Liens on all or substantially all of the Collateral from the Lien of the Collateral Documents or (y) any Obligations in right of payment to other Indebtedness for borrowed money, without the written consent of each Lender (except in connection with a transaction permitted hereby) or (ix) modify Section 6.01 without the written consent of the Required Revolving Lenders; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or the relevant Issuing Bank, as the case may be, (2) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, omission, mistake, defect or inconsistency, (3) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, and (4) if the terms of any waiver, amendment or other modification of this Agreement or any other Loan Document provide that any Class of Loans (together with all accrued interest thereon and all accrued fees payable with respect to the Commitments of such Class) will be repaid or paid in full, and the Commitments of such Class (if any) terminated, as a condition to the effectiveness of such waiver, amendment or other modification, then so long as the Loans of such Class (together with such accrued interest and fees) are in fact repaid or paid in full and such Commitments are in fact terminated, in each case prior to or substantially simultaneously with the effectiveness of such amendment, then such Loans and Commitments shall not be included in the determination of the Required Lenders with respect to such amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder other than an amendment, waiver or consent described in clauses (i), (ii), (iii) or (iv) above (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of less than all affected Lenders).

Notwithstanding the foregoing, (A) this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Exposures and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (B) this Agreement may be amended as contemplated by Section 2.17 and Section 2.18 with only the consent of such parties as is provided for by such Sections.

In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended with the written consent of the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or any portion of outstanding Incremental Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of such Refinanced Term Loans), (c) such Replacement Term Loans shall be secured by the Collateral on a pari passu basis with the Obligations, (d) such Replacement Term Loans shall have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof, (e) such Replacement Term Loans shall not participate on a greater than pro rata basis with the other Incremental Term Loans in any mandatory prepayment hereunder (except in the case of incurrence of Refinancing

Indebtedness in respect thereof) and (f) subject to clauses (a) through (e) above, such Replacement Term Loans shall have terms and conditions (other than pricing and optional prepayment terms) that are (as determined by the Borrower in good faith) substantially identical to, or (when taken as a whole) no more favorable in any material respect to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Incremental Term Loans in effect immediately prior to such refinancing.

Section 9.03        Expenses; Limitation of Liability; Indemnity, Etc..

(a)        The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and their Affiliates (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers, the Sustainability Structuring Agent and the Administrative Agent and their Affiliates (and, if necessary, one local counsel in each applicable jurisdiction and any reasonably necessary regulatory counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the relevant Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction, any reasonably necessary regulatory counsel and one additional counsel for each group of similarly affected Persons in the event of an actual or reasonably perceived conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        To the extent permitted by applicable Laws no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. To the extent permitted by applicable Laws, in no event shall the Administrative Agent, the Sustainability Structuring Agent, any Arranger, any Issuing Bank and any Lender, or any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) have any Liabilities arising from, or be responsible for, the use by others of information or other materials (including any personal data) obtained through electronic, telecommunications or other information transmission systems, including any platform or otherwise via the internet, in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that the foregoing shall not apply to the extent any such Liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Lender-Related Person or (ii) the material breach of this Agreement or any other Loan Document by such Lender-Related Person.

(c)        The Borrower shall indemnify the Administrative Agent, the Sustainability Structuring Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related reasonable and documented out-of-pocket expenses (limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each group of similarly affected Indemnitees in the event of an actual or reasonably perceived conflict of interest)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or

Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (ii) the material breach of this Agreement or any other Loan Document by such Indemnitee or any of its Related Parties or (y) resulted from any dispute solely among Indemnitees (other than any dispute involving claims against the Administrative Agent, the Sustainability Structuring Agent and any Arranger, in each case in its capacity as such) and not arising out of any act or omission of the Borrower or any of its Affiliates. The Borrower shall not be liable for any settlement if such settlement was effected without its consent (which consent shall not be unreasonably withheld), but if settled with its written consent, the indemnification obligations of the Borrower under this Section 9.03(b) shall apply in respect thereof. The Borrower shall not, without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnitee unless (a) such settlement includes an unconditional release of such Indemnitee in form and substance reasonably satisfactory to such Indemnitee from all liability on claims that are the subject matter of such proceedings and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnitee or any injunctive relief or other non-monetary remedy. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(d)        Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, the Sustainability Structuring Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)        All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03, without interest, to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

Section 9.04        Successors and Assigns.

(a)        Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Disbursement) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)        Minimum Amounts.

(A)        in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of such Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)        in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)        Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Article VII(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment, (2) such assignment is an assignment of an Incremental Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment is an assignment of a Revolving Commitment or a Revolving Loan to a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund with respect to a Revolving Lender; provided that the Borrower shall be deemed to have consented to any such assignment if it has not responded to a request for its consent by written notice to the Administrative Agent within ten (10) Business Days after having received such request;

(B)                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitment or Revolving Loan if such assignment is to a Person that is not a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender or (2) any Incremental Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)        the consent of the Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to the Borrower. Subject to Section 9.04(h), no such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(vii)        No Assignment to a Defaulting Lender. No such assignment shall be made to a Defaulting Lender or any Affiliate thereof.

(viii)        No Assignment to a Disqualified Lender. No such assignment shall be made to a Disqualified Lender.

The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time on the Platform, including that portion of the Platform that is designated for “public side” Lenders (it being understood that the list of Disqualified Lenders shall not be effective until it has been posted to that portion of the Platform that is designated for “public side” Lenders) or (B) provide the list of Disqualified Lenders to each Lender requesting the same.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)        Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)        Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or any Issuing Bank, sell participations to any Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Disbursements) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 9.02(b)(i) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the limitations and requirements of such Sections and Section 2.16) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being agreed that any documentation required to be provided under Section 2.14(e) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant shall be subject to Sections 2.15 and 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)        Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent the entitlement to a greater payment results from a Change in Law after the sale of such participation.

(f)        Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)        Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank, N.A. assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, JPMorgan Chase Bank, N.A. may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A. as Issuing Bank. If JPMorgan Chase Bank, N.A. resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Disbursement with respect thereto (including the right to require the Lenders to make Alternate Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.04(c)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to JPMorgan Chase Bank, N.A. to effectively assume the obligations of JPMorgan Chase Bank, N.A. with respect to such Letters of Credit.

(h)        Notwithstanding anything to the contrary herein, any Lender under any Class of Incremental Term Loans may, subject to the provisions of clause (vi) of the last sentence of Section 2.17(a), assign all or any portion of its Incremental Term Loans of such Class to the Borrower or any Restricted Subsidiary.

Section 9.05        Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

Section 9.06        Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. As provided in Section 4.01, this Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or.pdf shall be effective as delivery of an originally executed counterpart of this Agreement.

(b)        Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent, any Electronic Signature shall be followed by a manually executed counterpart as soon as reasonably practicable. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 9.07        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08        Right of Setoff.

(a)        If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Notwithstanding anything herein or in any other Loan Document to the contrary, in no event shall the assets of any Foreign Subsidiary that is not a Loan Party constitute collateral security for payment of the Obligations of the Borrower or any Domestic Subsidiary, it being understood that the Equity Interests of any Foreign Subsidiary that is a first-tier Subsidiary of a Loan Party do not constitute such an asset (if owned by a Loan Party). Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)        To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the

Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 9.09        Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b)        Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding to enforce any award or judgment against the Borrower, its Subsidiaries or their respective properties or to exercise any right under the Collateral Documents against any Collateral in the courts of any jurisdiction.

(c)        Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11        Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12        Confidentiality. Each of the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.17 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (i) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Sustainability Structuring Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Sustainability Structuring Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that all information received after the Closing Date from the Borrower or any of its Subsidiaries shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis for the purpose of verifying whether such Person is a Disqualified Lender.

Each of the Administrative Agent, the Sustainability Structuring Agent, the Lenders and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

In addition, the Administrative Agent, the Sustainability Structuring Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, the Sustainability Structuring Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Loans.

Section 9.13        USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act and the Beneficial Ownership Regulation.

Section 9.14        Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.15        No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Sustainability Structuring Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Sustainability Structuring Agent and the Arrangers on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Sustainability Structuring Agent, each Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Sustainability Structuring Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Sustainability Structuring Agent nor any Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by Laws, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Sustainability Structuring Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.16        Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party to this Agreement acknowledges that any liability of any party hereto (other than a Loan Party) that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledge and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such Liabilities arising hereunder which may be payable to it by any party hereto (other than a Loan Party) that is an Affected Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.17        Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 9.18        Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable law).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ON SEMICONDUCTOR CORPORATION

By: /s/ Thad Trent
Name: Thad Trent
Title: Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Lender and an Issuing Bank

By: /s/ Timothy D. Lee
Name: Timothy D. Lee
Title: Executive Director

BANK OF AMERICA, N.A., as a Lender

By: /s/ Erhlich Bautista
Name: Erhlich Bautista
Title: Director

BARCLAYS BANK PLC, as a Lender

By: /s/ Sean Duggan
Name: Sean Duggan
Title: Director

BMO HARRIS BANK N.A., as a Lender

By: /s/ Kendal B. Kumzi
Name: Kendal B. Kumzi
Title: Director

BMO CAPITAL MARKETS, CORP., as Sustainability Structuring Agent

By: /s/ John Uhren
Name: John Uhren
Title: Managing Director

BNP Paribas, as a Lender

By: /s/ Ted Olson
Name: Ted Olson
Title: Managing Director

By: /s/ My-Linh Yoshiike
Name: My-Linh Yoshiike
Title: Vice President

Citibank, N.A., as a Lender

By: /s/ Sean Klimchalk
Name: Sean Klimchalk
Title: Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By: /s/ Paul Arens
Name: Paul Arens
Title: Director

By: /s/ Gordon Yip
Name: Gordon Yip
Title: Director

Deutsche Bank AG New York Branch, as a Lender and an Issuing Bank

By: /s/ Philip Tancorra
Name: Philip Tancorra
Title: Director

By: /s/ Lauren Danbury
Name: Lauren Danbury
Title: Vice President

GOLDAM SACHS BANK USA, as a Lender

By: /s/ Dan Starr
Name: Dan Starr
Title: Authorized Signatory

HSBC Bank USA, National Association, as a Lender

By: /s/ Aleem Shamji
Name: Aleem Shamji
Title: Managing Director

MORGAN STANLEY BANK, N.A., as a Lender

By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

MUFG BANK, LTD, as Lender

By: /s/ Colin Donnarumma
Name: Colin Donnarumma

Title: Vice President

PNC Bank, National Association, as a Lender

By: /s/ Skyler Zweifel
Name: Skyler Zweifel
Title: Vice President

SUMITOMO MITSUI BANKING
CORPORATION, as a Lender

By: /s/ Irlen Mak
Name: Irlen Mak
Title: Director

BOKF, NA dba BOK Financial, as Lender

By: /s/ Reed Johnson
Name: Reed Johnson
Title: Assistant Vice President

KBC Bank N.V., as Lender

By: /s/ Nicholas Fiore
Name: Nicholas Fiore
Title: Managing Director

By: /s/ Francis Payne
Name: Francis Payne
Title: Managing Director

Annex 6.15

(a)        The Liens on Collateral shall be released.

(b)        The defined term “Priority Debt” shall (if required in connection with the change contemplated in clause (i) of this annex and made at Borrower’s option) be added to Section 1.01.

“Priority Debt” means (a) Indebtedness (including guarantees) of the Borrower or any Subsidiary secured by any Lien on any asset(s) of the Borrower or any Subsidiary (excluding any indebtedness incurred under the Loan Documents) and (b) Indebtedness (including guarantees) of any Subsidiary of the Borrower which is not a Loan Party.”

(c)        Section 5.10 shall no longer apply and all Subsidiaries of the Borrower shall be deemed to be Restricted Subsidiaries.

(d)        Section 6.01 shall be amended and restated as follows:

“The Borrower will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter of the Borrower to exceed 3.50 to 1.00; provided that for purpose of calculating the Total Net Leverage ratio, cash and Cash Equivalents shall not exceed 50% of Consolidated EBITDA.

Notwithstanding the foregoing, upon the consummation of a Material Permitted Acquisition and until the completion of the fiscal quarter in which such Material Permitted Acquisition was consummated and the three consecutive fiscal quarters immediately thereafter (the “Increase Period”), if elected by the Borrower by written notice to the Administrative Agent given on or prior to the date of consummation of such Material Permitted Acquisition, the maximum Total Net Leverage Ratio level for purposes of this Section 6.01 shall be increased to 4.00 to 1.00 for each relevant test period (the “Step-Up”) during such Increase Period.”

(e)        Section 6.02 shall be amended to include a clause (p) as follows:

“Indebtedness consisting of Priority Debt in an aggregate amount not to exceed the greater of (x) $1,200,000,000 and (y) 15% of Consolidated Total Tangible Assets.”

(f)        Section 6.03 shall be amended to include a clause (bb) as follows:

“Liens in respect of Priority Debt in an aggregate amount not to exceed the greater of (x) $1,200,000,000 and (y) 15% of Consolidated Total Tangible Assets.”

(g)        Section 6.04(a) shall be modified to replace the proviso as follows:

“provided that the Borrower may only make the Restricted Payments permitted under this clause (a) so long as on a Pro Forma Basis, the Borrower is in compliance with Section 6.01.”

(h)        Section 6.04(b) shall be modified to replace clause (A) as follows:

“(A) on a Pro Forma Basis the Borrower is in compliance with Section 6.01”

(i)        Section 6.05(a) shall be modified to replace clause (B) as follows:

“on a Pro Forma Basis, the Borrower is in compliance with Section 6.01.”

(j)        Section 6.05(b) shall be modified to replace the proviso as follows:

“so long as on a Pro Forma Basis, the Borrower is in compliance with Section 6.01.”

(k)        Section 6.07 shall no longer apply.

(l)        Section 6.10 shall no longer apply.

(m)        Section 6.12 shall be amended and restated as follows:

“Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower.”

Schedule 2.01

Lenders / Commitments / Specified LC Exposure Sublimits

Lender	Revolving Commitment	LC Exposure Sublimit

JPMorgan Chase Bank, N.A.	$110,000,000	$12,500,000

Bank of America, N.A.	$100,000,000	n/a

Barclays Bank PLC	$100,000,000	n/a

BMO Harris Bank N.A.	$100,000,000	n/a

BNP Paribas	$100,000,000	n/a

Citibank N.A.	$100,000,000	n/a

Credit Agricole Corporate and Investment Bank	$100,000,000	n/a

Deutsche Bank AG New York Branch	$100,000,000	$12,500,000

Goldman Sachs Bank USA	$100,000,000	n/a

HSBC Bank USA, National Association	$100,000,000	n/a

Morgan Stanley Bank, N.A.	$100,000,000	n/a

MUFG Bank, Ltd.	$100,000,000	n/a

PNC Bank, National Association	$100,000,000	n/a

Sumitomo Mitsui Banking Corporation	$100,000,000	n/a

BOK Financial	$50,000,000	n/a

KBC Bank N.V.	$40,000,000	n/a

TOTAL	$1,500,000,000.00	$25,000,000.00

Schedule 5.11

Post-Closing Obligations

1. On or before the date that is 30 days following the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver or cause to be delivered, to the Administrative Agent executed Intellectual Property security agreements pursuant to the Security Agreement.

2. On or before the date that is 30 days following the Closing Date (or (1) automatically, if the Borrower has used commercially reasonable efforts to cause the “Collateral Agent” under the Existing Credit Facility to return such possessory collateral, an additional 30 day period thereafter and (2) thereafter, such longer period as the Administrative Agent may agree in its reasonable discretion), the Borrower shall deliver or cause to be delivered, to the Administrative Agent all possessory collateral required to be delivered pursuant to the Security Agreement and update Schedule 7 to the Perfection Certificate, as needed.

Schedule 9.01

Notices

If to the Borrower:

c/o ON Semiconductor Corporation

5701 N. Pima Rd.,

Scottsdale, AZ 85250

Fax: (602) 244-5500

Email: bernie.colpitts@onsemi.com

Telephone: (602) 244-3886

with a copy (in the case of a notice of Default):

Attn: Chief Legal Officer

Fax: (602) 244-5500

Email: pam.tondreau@onsemi.com

Telephone: (602) 244-3577

If to the Administrative Agent:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

If to the Issuing Bank:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Deutsche Bank AG, New York Branch

5022 Gate Parkway

Jacksonville, FL 32256

Attention: Iris Figueroa; Anna DelaRosa

Tel: (904) 596-1940; (904) 645-1370

Email: iris.figueroa@db.com; anna.delarosa@db.com